Exhibit 3.1

XANTHIC BIOPHARMA INC.

ANNUAL INFORMATION FORM

FOR THE FINANCIAL YEAR ENDED JUNE 30, 2018

DATED: November 26, 2018

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ANNUAL INFORMATION FORM

In this Annual Information Form (the “AIF”), Xanthic Biopharma Inc. and its subsidiaries are collectively referred to as the “Company” or “Xanthic”, unless specifically identified otherwise.

All financial information in this AIF is prepared in Canadian dollars and using International Financial Reporting Standards. This AIF applies to the business activities and operations of the Company for the year ended June 30, 2018, unless otherwise stated.

Statistical information and other data relating to the medical cannabis industry and the cannabis industry in general included in this AIF are derived from industry reports published by industry analysts, industry associations and/or independent consulting and data compilation organizations. Market data and industry forecasts used throughout this AIF were obtained from various publicly available sources. Although we believe that these independent sources are generally reliable, the accuracy and completeness of such information is not guaranteed and has not been independently verified.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This AIF contains certain “forward-looking information” and “forward-looking statements” (collectively, “forward-looking statements”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. Such statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, or “anticipate”, “potential”, “proposed”, “estimate” and other similar words, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussions of strategy. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance, or other statements that are not statements of fact. Such forward-looking statements are made as of the date of this AIF. Forward-looking statements in this AIF include, but are not limited to, statements with respect to:

•	the performance of the Company’s business and operations;

•	the intention to grow the business, operations and potential activities of the Company;

•	the ongoing and proposed expansion of the Company’s facilities;

•	the expected growth in the number of individuals using the Company’s cannabis, cannabis oil extracts and other cannabis related products;

•	the expected growth in the Company’s capacity to grow and cultivate cannabis, cannabis oil extracts, and other cannabis-related products for both medical and recreational use;

•	the competitive conditions of the industry;

•	the applicable laws, regulations and any amendments thereof;

•	the competitive business strategies of the Company;

•	the grant and impact of any license or supplemental license to conduct activities with cannabis and/or cannabis oil extracts or any amendments thereof;

•	the anticipated future gross revenues and profit margins of the Company’s operations;

•	the proposed and anticipated changes to Canadian federal laws and provincial regulations regarding the adult-use recreational market and the business impacts on the Company; and

•	the proposed and anticipated changes to U.S. federal, state, and local laws regarding the adult-use recreational market and the business impacts on the Company.

Certain of the forward-looking statements contained herein and incorporated by reference concerning the medical cannabis and cannabis oil extracts industry, the anticipated adult-use recreational market, the general expectations of the Company related thereto, and the Company’s business and operations are based on estimates prepared by the Company using data from publicly available governmental sources, as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which the Company believes to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. While the Company is not aware of any misstatement regarding any industry or government data presented herein, the current medical cannabis and cannabis oil extracts industry and the future anticipated adult-use recreational market in Canada and the U.S. involves risk and uncertainty and is subject to change based on various factors.

Readers are cautioned that the above list of cautionary statements is not exhaustive. A number of factors could cause actual events, performance or results to differ materially from what is projected in forward-looking statements. The factors identified above are not intended to represent a complete list of the factors that could affect the Company. Additional factors are noted under “Risk Factors” in this AIF. The purpose of forward-looking statements is to provide the reader with a description of management’s expectations, and such forward-looking statements may not be appropriate for any other purpose. You should not place undue reliance on forward-looking statements contained in this AIF. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The forward-looking statements contained in this AIF are expressly qualified in their entirety by this cautionary statement.

CORPORATE STRUCTURE

Name, Address and Incorporation

Xanthic Biopharma Inc. was formed by articles of incorporation under the Business Corporations Act (British Columbia) on November 18, 1968, under the name “Rampart Mines Limited” (“Rampart Mines”). On May 28, 1984, Rampart Mines changed its name to “Rampart Resources Limited” (“Rampart Resources”). On July 23, 1987, Rampart Resources changed its name to “Trans-Rampart Industries Ltd” (“Trans-Rampart”). On May 3, 1993, Trans-Rampart changed its name to “Rampart Mercantile Inc.” (“Rampart Mercantile”). On October 6, 1999, Rampart Mercantile amended its Memorandum of Association, consolidating its outstanding capital on the basis of one (1) post-consolidated common share for each ten (10) pre-consolidated common shares and increasing its outstanding capital to 100,000,000 common shares. On November 24, 1999, Rampart Mercantile continued out of the province of British Columbia into the province of Ontario. On November 1, 2000, Rampart Mercantile amalgamated with North American Store Finance Ltd. On April 14, 2011, Rampart Mercantile changed its name to “Aurquest Resources Inc.” (“Aurquest”). On December 15, 2017, pursuant to a reverse takeover involving Aurquest and a privately held Ontario corporation, Xanthic Biopharma Limited (the “Acquisition”), Aurquest changed its name to “Xanthic Biopharma Inc.”. On November 8, 2018, the Company amended its articles, to, among other things, authorize the issuance of an unlimited number of proportionate voting shares (“PVS”) in the capital of the company. Immediately following the completion of the Business Combination (as defined below), the Company consolidated its outstanding capital on the basis of one (1) post-consolidated common share for each four (4) pre-consolidated common shares.

Xanthic’s head and registered office is 77 King Street West, Suite 2905, Toronto, Ontario M5K 1A2.

GENERAL DEVELOPMENT OF THE BUSINESS

History of the Business

On October 17, 2017, Xanthic Biopharma Limited and Capital Transfer Agency ULC (“CTA”) entered into a services agreement (the “Services Agreement”) pursuant to which Xanthic Biopharma Limited appointed CTA as the transfer agent and registrar for Xanthic Biopharma Limited’s common shares.

On December 13, 2017, Aurquest and Xanthic Biopharma Limited entered into a definitive agreement (the “Definitive Agreement”) pursuant to which Aurquest and Xanthic Biopharma Limited agreed to complete the Acquisition on the terms and conditions set forth therein.

On December 15, 2017, Xanthic was formed pursuant to a reverse takeover involving Aurquest and a privately held Ontario corporation, Xanthic Biopharma Limited. The Company was founded with the objective of becoming a leader in developing innovative, non-combustible alternative delivery methods for cannabis-infused products.

On January 16, 2018, Xanthic completed a non-brokered private placement of 96,000,000 common shares of Xanthic (the “Common Shares”) for gross proceeds of C$1,500,000.

On February 16, 2018, the Company consolidated its Common Shares on basis of one (1) post-consolidation Common Share for every eight (8) pre-consolidation Common Shares, resulting in a total of 55,710,547 Common Shares outstanding at the time of the consolidation. Concurrently, the Company changed its name from “Aurquest Resources Inc.” to “Xanthic Biopharma Inc.”.

On March 22, 2018, Xanthic entered into a licensing and strategic partnership agreement (the “Xanthic Beverages Agreement”) with Xanthic Beverages USA, LLC (formerly Avitas CBD Water, LLC) (“Xanthic Beverages”), a company based in Portland, Oregon. Pursuant to the Xanthic Beverages Agreement, Xanthic Beverages agreed to produce cannabidiol (“CBD”) infused water for distribution to over 500 retail locations, including grocery retailers and convenience stores, across Eastern Washington and Northeast Oregon. The Company also acquired a 45% ownership position in Xanthic Beverages in exchange for a cash payment of US$600,000 and the issuance of up to 600,000 Common Shares, with an aggregate value of US$300,000 at US$0.50 per Common Share, subject to certain performance milestones over the 12 months following the closing of the Xanthic Beverages Agreement.

On March 29, 2018, Xanthic, CTA, and certain security holders of the Company (the “Security Holders”) entered into an escrow agreement (the “Escrow Agreement”) pursuant to which the Common Shares of the Security Holders were held in escrow by CTA on the terms set out therein.

On April 19, 2018, the Common Shares commenced trading on the Canadian Securities Exchange (the “CSE”) under the symbol “xTHC”. Concurrently, the Company completed a non-brokered private placement of 1,112,000 units (“Units”) at a price of $0.50 per Unit to raise aggregate gross proceeds of $556,000. Each Unit is comprised of one Common Share and one-half of one Xanthic common share purchase warrant (the “Common Warrants”). Each Common Warrant entitles the holder thereof to purchase one Common Share at an exercise price of $0.75 per Common Share until April 19, 2020. In connection with the private placement, Xanthic paid an aggregate finder’s fee of C$18,000 and an aggregate of 24,000 compensation options.

On April 20, 2018, Xanthic signed a binding letter of intent with Green Mile Solutions LLC (“GMS”) to develop plans to manufacture and distribute Xanthic-branded cannabis-infused products in the U.S. states of Oregon, Nevada and Ohio. GMS facilitates the manufacturing of cannabis-infused powders in licensed facilities using the proprietary Xanthic process to create water soluble tetrahydrocannabinol (“THC”) and CBD. GMS procures sales of the finished products into the local licensed dispensary networks through existing sales and distribution channels.

On May 1, 2018, Xanthic signed a letter of intent with Pasaverde Labs LLC to commercialize the Company’s existing patent-pending powder process in the state of California.

On May 7, 2018, Xanthic also signed a binding letter of intent with Nutritional High International Inc. for the production and distribution of Xanthic-branded, water-soluble cannabis-infused powders in the state of California.

On June 11, 2018, Xanthic signed a letter of intent with ABH Pharma Inc. (“ABH”), a leading FDA-registered and GMP-certified manufacturer of in-house branded and private label dietary supplements in the United States. Through its partnership with the Company, ABH was to offer “Xanthic Powered” CBD-infused products to customers across its broad range of dietary supplements, which would be sold by various brick-and-mortar retailers and e-commerce websites. On July 3, 2018, Xanthic terminated its letter of intent with ABH due to the parties’ inability to reach agreement on key business terms.

On June 26, 2018, Dr. Gunther Hintz resigned from the Company’s board of directors (the “Board”).

Subsequent to the Year Ended June 30, 2018

On July 13, 2018, GGB Nevada LLC (“GGB Nevada”), a wholly-owned subsidiary of Xanthic, entered into a membership interest purchase agreement (the “NOR Agreement”) with inter alios, Andrew Jolley and Stephen Byrne (together, the “NOR Sellers”), pursuant to which GGB Nevada acquired 95% of the issued and outstanding membership interests of Nevada Organic Remedies (“NOR”) and the obligation to acquire the remaining 5% of the issued and outstanding membership interests of NOR (the “NOR Acquisition”) for a total purchase price of US$56,750,000, plus all accrued interest pursuant to a secured promissory note for US$21,565,000 as payment of deferred purchase price consideration. The NOR Acquisition was completed on September 4, 2018. For the current fiscal year, the NOR Acquisition will be immediately accretive to Xanthic’s net income.

On July 13, 2018, Xanthic and Green Growth Brands Ltd. (“GGB”) entered into a transaction agreement, as amended on August 30, 2018, and as amended and restated on October 30, 2018 (the “Transaction Agreement”) to combine Xanthic and GGB by way of amalgamation between GGB and a wholly-owned subsidiary of Xanthic, 2657013 Ontario Inc., to form one company as a wholly-owned subsidiary of Xanthic (the “Business Combination”).

On July 13, 2018, in connection with the Business Combination, the Board was reconstituted to include existing Board members Carli Posner as Chair, Tim Moore, Igor “Gary” Galitsky and new GGB nominees Jean Schottenstein, Peter Horvath, Steve Stoute and Marc Lehmann.

On August 30, 2018, Xanthic, GGB, All Js Greenspace LLC, Chiron Ventures Inc., and WMBGG Resources LLC entered into a nomination rights agreement (the “Nomination Rights Agreement”) setting out certain Xanthic director nomination rights of All JS Greenspace LLC, Chiron Ventures Inc., and WMBGG Resources LLC. The Nomination Rights Agreement was amended and restated on

November 9, 2018 in order to include GA Opportunities Corp. as a party thereto and to provide nomination rights to GA Opportunities Corp.

On August 30, 2018, Xanthic, GGB, and CTA, as warrant trustee, entered into a warrant indenture, as amended on November 9, 2018 (the “Warrant Indenture”) pursuant to which the GGB CS Warrants, the Xanthic New CS Warrants and the Xanthic New Warrants Replacement Warrants, as such terms are defined in the amalgamation agreement dated November 9, 2018 between 2657013 Ontario Inc. and GGB Subco Ltd., were created and issued.

On September 4, 2018, NOR, as an indirect subsidiary of Xanthic, entered into an intellectual property license agreement (the “HOR Licensing Agreement”) with Henderson Organic Remedies LLC (“HOR”), whereby NOR licensed certain of its intellectual property to HOR, allowing it to operate a retail marijuana store using “The Source” intangible property.

On September 17, 2018, NOR submitted an application for eight additional retail marijuana store facilities in Nevada. Xanthic anticipates that its Nevada operations will drive profitability in the near and long term. If NOR is successful in obtaining all eight of its license applications, it will operate nearly 30,000 square feet of medical and retail marijuana space.

On November 8, 2018, the Company amended its articles in order to, among other things, authorize the issuance of an unlimited number of PVS in the capital of Xanthic.

On November 9, 2018, Xanthic entered into a registration rights agreement (the “Registration Rights Agreement”) with All Js Greenspace LLC, which sets out certain registration rights and indemnification rights owed to All Js Greenspace LLC by the Company following the completion of the Business Combination.

On November 9, 2018, Xanthic entered into a coattail agreement (the “Coattail Agreement”) with All Js Greenspace LLC and CTA.

On November 9, 2018, Xanthic and GGB completed the Business Combination. Immediately following the completion of the Business Combination, Xanthic consolidated its outstanding capital on the basis of one (1) post-consolidated Common Share for each four (4) pre-consolidated Common Shares.

On November 13, 2018, Xanthic resumed trading on the facilities of the CSE under the ticker symbol “GGB”.

Recent Developments

The NOR Acquisition and the Business Combination

In June 2018, representatives of Xanthic and GGB discussed at arm’s length the merits of a potential business combination. On July 13, 2018, GGB Nevada entered into an agreement with NOR, which provided for the acquisition by GGB Nevada of substantially all of the outstanding membership interests of NOR, a vertically integrated medical and retail marijuana company based in Las Vegas, Nevada, for aggregate consideration of US$56,750,000, which agreement has been filed by Xanthic with the Canadian securities regulatory authorities and is available on SEDAR at www.sedar.com. Immediately following the execution of the NOR Agreement, Xanthic and GGB entered into the Transaction Agreement.

To complete the NOR Acquisition, GGB Nevada was required to make a payment of a US$2 million deposit (the “NOR Deposit”) upon the execution of the NOR Agreement and an initial cash payment of US$30 million (the “NOR Closing Payment”) on closing of the NOR Acquisition. To satisfy the NOR Deposit, Xanthic issued a promissory note in favour of GGB in the principal amount of US$2 million (the “Deposit Promissory Note”). To satisfy the NOR Closing Payment, Xanthic and GGB entered into a loan agreement (the “Loan Agreement”) pursuant to which GGB loaned US$30,347,500 to Xanthic (the “Loan”). In addition, on closing of the NOR Acquisition, GGB Nevada was required to deliver to NOR a secured promissory note in the principal amount of US$21,565,000. The initial closing occurred on September 4, 2018. In connection with the closing of the NOR Acquisition, Xanthic issued to the NOR Sellers on November 9, 2018 an aggregate principal amount of US$2,837,500 of Common Shares in the capital of Xanthic.

On November 9, 2018, Xanthic and GGB completed the Business Combination.

The Company now carries on the business of NOR, while retaining certain aspects of the Company’s and GGB’s former businesses.

Intercorporate Relationships

The following table sets out the corporate structure of the Company, prior to the completion of the Business Combination, including the governing jurisdiction of the various entities:

Following the completion of the Business Combination, the corporate structure of the Company is as follows:

DESCRIPTION OF THE BUSINESS

General

Xanthic is a Canadian company based in Toronto, Ontario that is engaged in technology and consulting services used in the cannabis industry. The Company’s objective is to work with strategic partners (“Licensed Partners”) to create premium cannabis-infused beverages and consumables that have the potential to become some of the first national brands in this emerging category in the United States. Over the next 12 months, the Company intends to assist its Licensed Partners in their development of a line of cannabis-infused functional beverages and other edible products that are designed to help with vitality, sleep and cognitive health. To management’s knowledge, the Company is the only entity assisting Licensed Partners produce these kinds of products on a large-scale. As such, the Company intends to assist its Licensed Partners pursue an aggressive distribution plan to place Xanthic-branded products in more stores than any known competitor to reinforce the Company’s early-mover advantage.

NOR, an indirect, wholly-owned subsidiary of Xanthic, is a vertically-integrated cannabis company operating in the State of Nevada, which holds licenses for dispensing, cultivating, producing and distributing cannabis to both medical and retail marijuana customers. Through its cultivation and production operations, NOR produces high quality medical and retail marijuana products that are sold through its retail location and sold wholesale to various other dispensaries. NOR’s Las Vegas area dispensary is considered a premier dispensary, receiving top ratings by multiple local publications. NOR operates its dispensary under the brand “The Source” and offers a comprehensive line of medicinal and retail marijuana, edibles, concentrates, CBD, and topicals. Since July 1, 2017, with expanded legalization in Nevada, NOR’s customer base has expanded to include “adult-use” or retail customers, who do not require a prior medical diagnosis and applicable registration in order to legally purchase cannabis.

NOR also operates 12,000 square feet of cultivation and production space. NOR’s cultivation capabilities include the use of energy-efficient LED lights during cultivation, integrated pest management practices that reduce the need for pesticides, and use of CO2 as a more environmentally conscious extraction method. NOR also utilizes rockwool as a growing medium, providing a more efficient use of space and reducing the waste of thousands of pounds of soil and soil amendments in the cultivation process.

Upon completion of the Business Combination, Xanthic combined its business with the businesses of GGB and NOR. The Company is now engaged, directly and indirectly, in the business of cultivation, processing, and retailing of cannabis and cannabis-infused products augmented by new and existing intellectual property.

Principal Products

Over the next twelve months, Xanthic intends to expand its retail and wholesale cannabis businesses, as well as its CBD consumer products businesses through a combination of strategic partnerships, merger and acquisition activity, and organic license capture. The Company’s objective is to establish retail cannabis locations, or otherwise apply for such licenses, in various states within that timeframe, pursuant to U.S. state laws. The Company’s principle markets are those U.S. states where cannabis has been legalized for medical and/or recreational use.

Retail Cannabis

Organic License Capture

Xanthic will target expansion into markets with open licensing application processes for dispensaries where it believes it can gain market share against local competition through superior retail experience.

On August 31, 2018, pursuant to a request for applications issued by the New Jersey Department of Health, Xanthic submitted a proposal to operate a single, fully integrated cannabis facility in New Jersey. Should the Company be awarded such license, it will be one of just 12 license holders in the state. The state is expected to make an announcement regarding the successful applications in late 2018 or early 2019. If Xanthic is successful in being awarded a license, it is expected that operations would commence within 12 months thereafter.

On September 17, 2018, NOR submitted an application for eight retail marijuana store facilities in Nevada. Xanthic hopes to receive multiple retail marijuana store awards when the State of Nevada makes its announcement of the successful applications in December 2018. Should the Company’s Nevada applications be successful, the build-out cost for each dispensary awarded is estimated at approximately US$1,500,000. Based on current experience and the number of licenses awarded to date, cultivation and processing capacity would need to be expanded in Nevada.

Xanthic has already incurred expenses for these license applications. Future expenses related to the captured licenses would be associated with dispensary build-outs as well as cultivation and processing build-outs. Should the Company’s New Jersey dispensary application be successful, estimated expenses to build a dispensary facility in New Jersey are approximately US$1,000,000, with an additional expected expense of approximately US$8,000,000 to US$10,000,000 in order to build out the cultivation and processing facility.

Mergers and Acquisitions

Management is continually evaluating acquisitions and strategic investments that are significant to the Company in both Canada and the United States. In identifying acquisition targets, companies that are well positioned in their markets and will enhance Xanthic’s portfolio of products are key targets. Given the increasingly competitive environment and the capital resources required to produce many of the product offerings, Xanthic will continue to seek out cannabis retailers, CBD manufacturers and cannabis cultivators and processors as prime targets for acquisition. The Company also is actively seeking strategic joint ventures and business relationships to position its current portfolio in existing distribution platforms.

The selection of states for acquisition activity is based upon the Company’s assessment of the regulatory market under the various state-level and local governments, profitability per location when compared to other cannabis-permissive states, and the perceived potential for medical-only states to move to recreational use in the near future. In selecting specific locations for expansion, the Company will continue to seek out real estate in premium locations with significant foot traffic and proximity to popular attractions, such as restaurants, malls, sports arenas and hotels. The Company focuses on retail spaces with a footprint of 3,500 to 5,000 square feet, depending on the market and available real estate.

Wholesale Cannabis

Xanthic, through NOR, its wholly-owned subsidiary, owns a warehouse of approximately 12,000 square feet located in Clark County, Nevada, where cultivation, production, and distribution take place. NOR operates a perpetual harvest that ensures constant production of flower product.

The NOR and HOR dispensaries combined purchase flower each month from NOR cultivation and NOR production. NOR cultivation sells trim and flower each month to NOR production for extraction. Additionally, NOR cultivates fresh frozen product each month that is sold wholesale to licensed production facilities in Nevada to produce additional concentrate and extraction products. NOR production sells wholesale vaporizer cartridges, disposable vaporizers, tinctures, capsules, and concentrates to licensed dispensaries in Nevada. When available, NOR production may sell wholesale oil to licensed production facilities in Nevada. NOR cultivation and production also employ a wholesale sales team to sell finished products to other dispensaries.

NOR cultivation and production also employ a wholesale sales team to sell finished products to other dispensaries. NOR has entered into supplier agreements to provide flower and disposable/cartridge units beginning September 2018 through the end of 2018. The remaining product is sold wholesale as available.

Cannabidiol (“CBD”) Consumer Products

Xanthic anticipates a robust CBD consumer products industry in 2019. The Company will benefit from GGB’s previous investments of more than US$150,000 for research, development, and safety testing relating to proprietary CBD-infused products, including topical body care, face care, and ingestible agents. Research for body-care products is currently being finalized, with an expected limited launch of such products in the United States in the first quarter of 2019. Xanthic expects to finalize research and development for proprietary face care and ingestible products in November 2018, with a launch of those products also in the first quarter of 2019.

The Company began testing of CBD consumer products in October 2018. The test results of consumer acceptance of the CBD consumer products will dictate the number of expanded distribution points throughout 2019. Expenses will be incurred in the production and manufacturing of the product, along with support associates in merchandising, planning and allocation. Further, Xanthic is currently exploring opportunities in Canada and outside of North America, though the timeline for commercialization in these locations is unknown at this time.

In marketing its CBD consumer products, Xanthic intends to use consistent branding and messaging across all of its locations. The Company has dedicated merchandising and marketing teams, through whom it intends to provide a retail experience unmatched in the CBD space.

In addition, Xanthic intends to commercialize the Company’s existing patent-pending powder process with partners in multiple states. The cost per new location would be approximately US$100,000, which includes equipment and make-ready items such as packaging artwork. To achieve this goal, Xanthic has executed a letter of intent with Pasaverde Labs LLC, based in California. The Company estimates that first production in California will occur in the fourth quarter of 2018. The NOR Acquisition, moreover, provides access to the Nevada market, with estimated first production in that state occurring in the fourth quarter of 2018.

Finally, Xanthic plans to exercise an option to acquire a further 6% of Xanthic Beverages, giving Xanthic control over this business. The cost of this exercise is US$300,000 in Common Shares at the 60-day average stock price at the time of exercise.

E-Commerce

Xanthic expects to create e-commerce-capable websites for its various brands in the fourth quarter of 2018. Product sales are anticipated to begin in early 2019, and the Company expects to begin its product sales at that time. GGB’s e-commerce websites will sell proprietary CBD-infused consumer products, branded apparel, and proprietary branded accessory products.

Xanthic intends to use a third party provider to handle all orders, processing, packaging, unit storage, distribution, delivery, returns and customer-service call centers. No contract or estimated expenses are available at this time and will be dependent on the unit velocity and the terms of the applicable service agreements.

Method of Distribution

Retail Cannabis

NOR operates a retail cannabis store in Las Vegas, Nevada called “The Source”. As of August 2018, this location served an average of over 900 customers per day. The Source also maintains impeccable reviews and ratings, and, in February 2018, was named “Best of the City” by Nevada Public Radio’s Desert Companion Magazine. According to the figures released by the Nevada Department of Taxation (the “DOT”) on August 28, 2018, medical and retail marijuana sales for the fiscal year 2017-2018 totaled approximately US$529,000,000 via 64 dispensary/retail stores. This equates to roughly US$8,200,000 per location. However, NOR’s location, “The Source”, outperformed the state average by over 200%.

This outstanding performance starts not just with quality product, but with a quality experience. NOR elected to take a customer-centric approach to designing its first store. A LEED-certified architect and a top national retail interior designer, specializing in high-traffic retail stores, were hired to create and implement the design. Elements from the most successful retailers in the country were incorporated into the store design, such as:

•	An open, spacious entrance with abundant natural light;

•	Modern, organic design that incorporates reclaimed wood, natural concrete floors, white walls, and special plants to warm up the environment;

•	Greeters stationed in the entrance to open the door and personally welcome customers;

•	Open ceilings with solar tubes to allow natural light to fill the entire retail area;

•	Secure, but unobtrusive, bulletproof safety glass surrounding areas with product or cash;

•	Open retail floor with highly trained roaming customer advisors to assist customers;

•	Highly efficient and flexible check-out process staffed with friendly cashiers and pick-up options;

•	Flexible customer experience with no lines where customers choose how to shop and with whom they interact;

•	Prompt service with very few lines and very little waiting;

•	Clean, uncluttered, minimalistic merchandising that focuses on education, experience, and the right product selection; and

•	Soft background music that appeals to customers from all walks of life.

NOR’s design was instantly accepted and appreciated by customers for an “everyday” approach to the marijuana retail experience. Through the many unique challenges of the industry, NOR focused on operating a compliant retail marijuana store while delivering a familiar and sought-after retail experience.

The size and layout of the proposed retail marijuana store is centered on creating the optimal customer experience. Unlike the vast majority of retail marijuana stores, customers dictate their shopping experience, rather than being assigned to a specific budtender.

When designing the space, NOR contemplated a myriad of operational considerations, including customer counts, shopper flow, product popularity, orders per hour, online orders/pickup, average wait times (i.e. queue monitoring), and employee roles. In order to deliver optimal customer experience, the store was designed to handle peak traffic flow, including variations in days of the week.

Like the brick-and-mortar retail experience, NOR’s online order and in-store pick up process has been designed around safety, convenience, and efficiency. NOR processes more than 100 orders per day through online order and pick up. As the marijuana market matures and customers become more familiar with the product offering, a growing number of customers choose to place orders online. NOR’s store layout has been designed to accommodate those customers.

Wholesale Cannabis

NOR is a vertically integrated, dual-licensed cannabis operator in Nevada. Through its cultivation, production, distribution, and dispensary licenses, NOR is able to control its entire supply chain, from growth and extraction, to transportation and customer sales.

For the two facilities that NOR directly supplies, it provides flower each month from NOR cultivation. Each month, the facilities also purchase units from NOR production. NOR cultivation sells trim and flower each month to NOR production for extraction. NOR produces fresh frozen product each month in addition to what it ultimately sells in its own retail locations. NOR sells this product wholesale to licensed production facilities in Nevada to produce additional concentrate and extraction products. NOR production also sells wholesale vaporizer cartridges, disposable vaporizers, tinctures, capsules, and concentrates to licensed dispensaries in Nevada. When available, NOR production may also wholesale oil to licensed production facilities in Nevada as well.

Additionally, NOR employs a wholesale sales team to sell finished products to other dispensaries. NOR has, for example, entered into supplier agreements to provide flower and disposable cartridge units beginning September 2018 through the end of 2018. The remaining product is sold wholesale as available to other dispensaries in the state. NOR’s distribution license allows it deliver wholesale orders, a unique competitive advantage given that (1) the majority of licensees in the State of Nevada do not have distribution licenses, and (2) the state will shortly award an additional 60 recreational dispensary licenses.

CBD Consumer Products

The Company intends to distribute its CBD-infused personal care products to all jurisdictions where CBD sales comply with existing local law through (i) partnerships with specialty retailers; (ii) a robust e-commerce platform; (iii) the creation of kiosk establishments in targeted retail locations; and (iv) the creation of brick-and-mortar store locations.

Distribution of the Company’s CBD-infused water occurs through the licensing of intellectual property to licensed producers in specific, targeted jurisdictions. Production and distribution then follows pursuant to the granted license using the infrastructure of the licensee. At this time, the principal markets for the Company’s CBD-infused water are Oregon and Washington, with anticipated expansion to Nevada via the acquisition of NOR and potential expansion to other locations including California and Colorado.

E-Commerce

The Company expects to create e-commerce-capable websites for its various brands in the fourth quarter of 2018. Product sales are anticipated to begin in early 2019, and the Company expects to begin its product sales at that time. The Company’s e-commerce websites will sell proprietary CBD-infused consumer products, branded apparel, and proprietary branded accessory products subject to governmental approvals, if necessary.

Specialized Skills and Knowledge

The cannabis industry is one that requires management and employees with a broad range of skills and knowledge in order to be successful in the long-term. Xanthic’s founders have the knowledge behind a patent-pending process to convert THC and CBD into water-soluble powder. Xanthic’s proprietary formulations are developed utilizing the most recent developments in cannabis science and are overseen by medical doctors and scientists. This knowledge is unique within the emerging CBD industry. With respect to Xanthic’s leadership, Igor Galitsky, who serves as President, has been a pioneer in the areas of cannabis extracts and products in Canada for over seven years. Mr. Galitsky is a board member of Platinex Inc., which focuses on development of an online community and portal by publishing timely and informative articles in respect of the cannabis industry.

Competitive Conditions

Retail Cannabis

Nevada has a heavily regulated and restricted retail and medical marijuana framework, where licenses are not only difficult to obtain, but are subject to a competitive application process that favours existing licensees such as NOR.

As one of the first five dispensaries to open in the State of Nevada, NOR opened its doors to medical patients on December 10, 2015 and began retail sales on July 1, 2017. During this time, NOR has distinguished itself as one of the leading dispensaries and retail cannabis stores in Nevada for customer service, compliance, and financial success.

Nevada’s competitive landscape is one of the healthiest among the states that have legalized cannabis in some form. There are more than sixty dispensaries in the entire state, although NOR, through its leadership, skill, and knowledge, has outperformed state revenue averages by approximately 200%. NOR, as discussed above, has recently submitted an application for an additional 8 recreational dispensary licenses in the State of Nevada. In all, the state is anticipating awarding 64 new recreational licenses as part of this application process. The market continues to grow, and NOR is in good position to further bolster its position as a leading cannabis retailer in the state.

Wholesale Cannabis

As to cultivation, the State of Nevada has issued approximately 200 such licenses, though only approximately 120 such licenses are currently active. Cultivators in the state are expanding. Pricing is competitive, with prices decreasing on medium-low quality product, while, for high quality product, the demand and pricing remains higher than average.

The State of Nevada issued approximately 100 production licenses, but only about 60 are currently active. Wholesale prices on edibles and cartridges are competitive and falling. CO2 concentrates are more competitively priced. Low-to-medium quality concentrates are competitive, and prices are falling. High quality concentrates and cartridges are maintaining higher prices and can be more difficult to find. Live resins and rosins are top of the market. Live resin cartridges are extremely popular with consumers and are difficult to keep in stock, even at higher prices.

CBD Consumer Products

The CBD consumer product market is nascent but will grow during the remainder of 2018 and through 2019 as legalization of CBD consumer products continues in the United States, Canada, and Europe. Xanthic anticipates establishing a footprint of operations in all United States locations where such sales are permitted, as well as in Canada and Europe.

Components

Retail and Wholesale Cannabis

NOR’s dispensary purchases finished products and wholesale accessories from a variety of production and cultivation licensees and other sources in the State of Nevada that are readily available and easy to source. It also purchases wholesale CBD products from a variety of sources whose availability has increased as CBD popularity has grown.

With respect to cultivation, the raw materials are as follows: nutrients, rockwool, packaging, CO2, and cocoa/peat. The nutrients, rockwool and cocoa/peat are purchased from an industry leader in commercial sales and large-scale grow design. These items are readily available. Pricing is very competitive for all products. Additional sources, should the need ever arise, are also readily available.

With respect to packaging, wholesale bags are purchased from a Las Vegas packaging supplier and are readily available and easy to source. Retail packaging is custom-made and available through multiple vendors.

CBD Consumer Products

The sources, pricing and availability of raw materials and component parts for Xanthic’s CBD finished products come from various suppliers, distributors and contract manufacturing companies based in the United States (under the 2014 Farm Bill), Europe and Asia. The Company has sourced raw materials and components from multiple distributors, and its contract manufacturer has several available manufacturing facilities. There are no material issues with the pricing or availability of any of the raw materials or component parts that comprise the finished CBD products.

Intellectual Property Protection

The Company considers its interest in patents to be an important contributor to the future growth profile of its business and therefore devotes resources to maintaining and augmenting its patent portfolio. The Company’s patent strategy is to pursue the broadest possible patent protection on the Company’s proprietary products and technology in selected jurisdictions (the United States and Canada) and to achieve the maximum duration of patent protection available. Where appropriate, and consistent with management’s objectives, patents are pursued once concepts have been validated through appropriate laboratory work. To that end, patents will continue to be sought in relation to those components or concepts that management of the Company perceives to be important. In general, the Company’s strategic approach is to build a portfolio which provides broad protection of the Company’s technology.

In addition to the Company’s patent portfolio, the Company relies upon trade secrets, know-how and continuing technological innovations to develop its competitive position. It is the Company’s policy to require its directors, employees, consultants, members of its advisory board and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment, consulting or collaborative relationships with the Company. In the case of employees and consultants, the agreements provide that all inventions resulting from work performed for the Company utilizing the Company’s property or relating to the Company’s business and conceived of or completed by the individual during employment are the Company’s exclusive property.

Xanthic has filed a patent application for “Powdered Cannabis Products, Products Containing Powdered Cannabis, and Process of Making Same”. This process, once approved, will provide patent protection for Xanthic’s CBD-infused water products.

Following the completion of the Business Combination, Xanthic’s current intangible properties include the following: CAMP, Seventh Sense, Meri+Jayne, Green Lily, The Source, 8/Fold, and Xanthic Biopharma. For the CAMP, Seventh Sense, Meri+Jayne and Green Lily marks, protection has been sought for each with the United States Patent and Trademark Office and the Canadian Intellectual Property Office. Additionally, the “The Source” mark has been submitted to the United States Patent and Trademark Office. In the case of the Xanthic Biopharma mark, protection has been sought only in the State of Oregon.

Employees

As of the date of this AIF, Xanthic has three employees.

As of August 31, 2018, NOR had 127 employees, split between its cultivation and dispensary locations.

ISSUERS WITH U.S. CANNABIS-RELATED ASSETS

On February 8, 2018, the Canadian Securities Administrators revised their previously released Staff Notice 51-352 Issuers with U.S. Marijuana-Related Activities (the “Staff Notice”) which provides specific disclosure expectations for issuers that currently have, or are in the process of developing, cannabis-related activities in the United States as permitted within a particular state’s regulatory framework. All issuers with United States cannabis-related activities are expected to clearly and prominently disclose certain prescribed information in prospectus filings and other required disclosure documents.

As a result of the Company’s existing operations and recent acquisitions in the United States, Xanthic is properly subject to the Staff Notice and accordingly provides the following disclosure:

Nature of Involvement in the U.S. Marijuana Industry

Nevada

The Company, through its wholly-owned subsidiary, NOR, is licensed to possess, cultivate, process, dispense and sell medical and recreational cannabis in the State of Nevada. NOR operates a facility which is approximately 12,000 square feet located in Clark County, Nevada, where cultivation, production, and distribution take place.

Washington and Oregon

On March 22, 2018, the Company entered into the Xanthic Beverages Agreement with Xanthic Beverages. Pursuant to the Xanthic Beverages Agreement, Xanthic Beverages agreed to produce CBD infused water for distribution to over 500 retail locations, including grocery retailers and convenience stores, across Eastern Washington and Northeast Oregon.

Status of Medical and Recreational Cannabis under United States Federal Law

Ownership, investment, or control of, or engaging in transactions with entities which manufacture, distribute, dispense, or possess cannabis may create a risk of criminal or civil liability. Cannabis is illegal under federal law and the laws of some states and territories in the United States. Thirty-one states and territories in the United States have legalized medical or recreational cannabis, but the legal and regulatory frameworks in each of these jurisdictions vary and impose substantial restrictions on the manufacture, distribution, dispensation, or possession of cannabis, and on related business activities, including employment, advertising, and finance within the state and territory. Federal criminal laws continue to apply in those states and territories which have legalized cannabis.

Although the Company’s activities are compliant with applicable state and local law in the United States, strict compliance with state and local laws may not act as a shield to federal criminal liability.

The risk of federal enforcement and other risks associated with Xanthic’s business are described under the heading “Risk Factors” below.

Ability to Access Public and Private Capital

While the Company is not able to obtain bank financing in the United States or financing from other federally regulated entities, the Company’s executive team and board of directors have relationships with potential sources of private capital (such as funds and high net worth individuals).

While there has been an increase in the amount of private financing available over the last several years, there is neither a broad nor deep pool of institutional capital that is available to participants in the United States cannabis industry. There can be no assurance that additional financing will be available to the Company when needed or on acceptable terms. The Company’s inability to raise financing to fund its ongoing operations, capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon future profitability and operations.

Nevada Regulatory Framework

Nevada Revised Statutes Chapter 453D (“Chapter 453D”) provides a regulatory framework that outlines the function of the DOT’s marijuana program. Chapter 453D also outlines licensing and enforcement guidelines which guide the DOT.

Licensing Requirements

Licenses issued by the DOT can be renewed annually so long as the licensee continues to demonstrate compliance with local and state law and pays the renewal fee. The DOT places license caps on all license classifications, which are reassessed annually.

Applicants must demonstrate (and license holders must maintain) that: (i) they are registered with the Nevada Secretary of State to do business in Nevada, (ii) that they have contributed to the advancement of the State of Nevada through regular tax payments, (iii) that they do not have interests in the casino or alcohol industries, (iv) they have the operational expertise required by the individual license type, demonstrated by submission of an operation plan, (v) they have the ability to secure the premises, resources, and personnel necessary to operate the license, (vi) they have the ability to maintain accountability of all cannabis and cannabinoid products and by-products through the state mandated seed-to- sale software to prevent diversion or unlawful access to these materials, (vii) they have the financial ability to maintain operations for the duration of the license, (viii) all owners have passed background screening, inclusive of fingerprinting, and (ix) that all local land use, zoning, and planning notices have been followed in the development of the licensed site.

Security Requirements

In terms of security requirements, a licensee must maintain a fully operational alarm and video monitoring system at all times. The alarm system must secure all points of ingress and egress and be equipped with motion detectors. The 24-hour video surveillance system must record at a high-resolution format approved by the DOT and have camera coverage which covers all areas of the facility without any blind spots. Video footage must be backed-up for a minimum of 30 days in hard-form.

Cultivation and product manufacturing sites are not open to the public. Any vendor or contractor that needs access to the premises must be fully identified and sign into a vendor log. There is no access to non-employees unless there is an employee present.

Transportation and Storage Requirements

Cannabis and cannabis goods must be stored in a lockable safe or vault at any time that employees are not on location. Any storage container that is large enough to allow an employee to walk into it must have cameras placed inside. Goods to be transported to another licensee must be fully manifested through the state mandated seed-to-sale tracking system prior to being transported.

Department Inspections

The DOT conducts announced and unannounced inspections of all licensed facilities to determine compliance with laws and rules. The DOT will inspect a licensee in the event of a complaint indicating that the licensee has or is actively violating existing statute. The DOT will also inspect at the time of any premises modification, as well as at the time of annual renewal.

Oregon Regulatory Summary

Oregon Revised Statutes Chapter 475 B (Cannabis Regulation) provides the regulatory framework for both the recreational and medical cannabis industries in Oregon. The Oregon Liquor Control Commission’s (“OLCC”) implementation of the recreational cannabis statutes are found in Oregon Administrative Rules Chapter 845, Division 25. The Oregon Medical Marijuana Program’s (the “OMMP”) implementation of the medical cannabis statutes are found in Oregon Administrative Rules Chapter 333, Division 8. Chapter 333, Division 7 provides the packaging, labelling and dosage limits for both programs, and Chapter 333, Division 64 governs the accreditation of laboratories for testing.

Both the OLCC and the OMMP rules include licensing requirements and materials, as well as criteria for denial or approval of license applications.

Licensing Requirements

Licenses issued by the OLCC may be renewed annually so long as the licensee meets the requirements of the law and pays the renewal fee. There is no maximum number of licenses per owner, except for cultivation licenses located at the same address.

Applicants must demonstrate (and license holders must maintain) that: (i) they are registered with the Oregon Secretary of State to do business in Oregon, (ii) they have the operational expertise required by the individual license type, demonstrated by submission of an operation plan, (iii) they have the ability to secure the premises, resources, and personnel necessary to operate the license, (iv) they have the ability to maintain accountability of all cannabis and cannabinoid products and by-products through the state mandated seed-to-sale software to prevent diversion or unlawful access to these materials, (v) they have the financial ability to maintain operations for the duration of the license, (vi) all owners have passed background screening, inclusive of fingerprinting, and (vii) that all local land use, zoning, and planning notices have been followed in the development of the licensed site.

Security Requirements

A licensee must maintain a fully operational alarm and video monitoring system at all times. Commercial grade, non-residential door locks are required on every external door. The alarm system must secure all entry points and be equipped with motion detectors and pressure activated panic alarms. The 24-hour video surveillance system must record at a high-resolution format approved by the OLCC and have camera coverage which covers all areas of the facility without any blackout areas. Video footage must be backed-up for a minimum of 30 days in hard form, with a minimum of 90 days available on request. Additionally, the camera system must have the ability to print still photos.

Dispensaries are the only facilities permitted to allow public access. These facilities must include a waiting area with sufficient space and seating to accommodate customers. This waiting area is separated from the consumer sales area by a locked door that is controlled by an employee within the secured area. All other facilities require signage advising that there is no public entry. Any vendors or contractors that must be on site have to be fully checked in through a visitor log and must be accompanied at all times by an employee.

Transportation and Storage Requirements

Recreational and medicinal cannabis and cannabis products must be stored in a secured, locked room or vault. Vaults that are large enough to allow a person to walk in must have cameras inside so that there is no blind spot. Smaller safes must be bolted to the floor. When products are transferred between licensees, they must first be fully manifested through the state mandated ‘seed-to-sale’ system. This written manifest must include: (i) departure date and time, (ii) name, address, and license number of the originating licensee, (iii) name, address, and license number of the recipient, (iv) quantity and form of any cannabis or cannabis delivery device being transported, (v) arrival date and time, (vi) delivery vehicle make and model and license plate number, and (vii) name and signature of the employee delivering the product. A copy of this manifest is provided to the receiving licensee for their verification. Upon receiving the transfer, the licensee must immediately verify the shipment versus the manifest and accept it electronically within the ‘seed-to-sale’ system. This completes the inventory transfer. The OLCC licensees must maintain these records for a minimum of 3 years. During transport, all product is packaged individually by order, and maintained within a locked receptacle within the vehicle. All deliveries must be completed within 24 hours.

Department Inspections

The OLCC conducts announced and unannounced inspections of all licensed facilities to determine compliance with laws and rules. The OLCC will inspect a licensee upon receiving a complaint or notice that the licensee has violated any existing rules. The OLCC will also conduct an annual license renewal inspection at the time of application approval. Inspections can cover all records, personnel, equipment, security, and operational methodologies.

Washington State Regulations

Washington has authorized the cultivation, possession, processing, wholesaling, and retail sale of marijuana by certain licensed Washington businesses. The Washington State Liquor and Cannabis Board (“WSLCB”) regulates Washington’s marijuana regulatory program.

Application and Licensing

Every individual with an ownership or equity interest, with a right to receive a percentage of gross or net profits, or who exercises control over a licensed marijuana operator must apply for licensing with the WSLCB and be approved. Each applicant must be over 21 years of age and a Washington resident.

An applicant must provide the WSLCB with the following information:

1.

the applicant’s organizational and operational documents, including the entity’s operating agreement and a detailed operating plan, in order to verify that the proposed business meets the minimum requirements for licensing;

2.

the applicant’s financial statements to verify the source of funds for the business, including any acquisition agreements and any agreements for the development of an operating marijuana business, as well as financial documents verifying the source of funds for all purchases of and material changes to the business.

3.	the name(s) of any financier(s) which provide funds to be used by the marijuana business; and

4.

the applicant’s and the applicant’s spouse’s personal and criminal history, including fingerprints for the submission of a criminal records background check with the Washington State Patrol and the U.S. Federal Bureau of Investigation.

Any change in the initial ownership of a cannabis entity must receive prior approval through the WSLCB and undergoes a review of the same rigor and breadth as an initial application.

Security Requirements

The WSLCB requires all licensed operators, employees, and non-employee visitors other than retail customers to display an identification badge at all times on the premises. Each licensed operator must keep a log of all visitors other than retail customers to the premises.

All premises must have a security alarm system on all perimeter entry points and perimeter windows. All premises must have a complete video surveillance system with minimum required camera resolution and a surveillance system storage device or internet protocol storage compatibility that: (a) records continuously for 24 hour per day, (b) has cameras in fixed places that allow for the clear identification of persons and activities in the controlled areas of the premises, including grow rooms, processing rooms, storage rooms, disposal rooms/areas and point of sale rooms, (c) has the capability of recording clear images and displays the time and date of the recording, (d) demonstrates a plan for retention of recordings for at least 45 days, and (e) provides outdoor lighting for outdoor cultivation.

Transportation and Traceability

Washington requires use of a seed-to-sale tracking system. Licensed operators must use an inventory control system that identifies and tracks the plant from the time it reaches a height of six inches through harvest, processing, packaging, wholesale, and retail sale. Licensed operators must also manifest and quarantine all marijuana to be delivered to another licensed operator or destroyed as waste for a period of at least 24 hours in order to allow for inspection by WSLCB enforcement officers. Vehicles transporting marijuana must have: (i) a vehicle security system, including separate, secure, locking compartment to store any marijuana product; and (ii) a transportation manifest reported through the seed-to-sale tracking system, including (a) the departure time, (b) name, location, address and license number of the originating licensed operator, (c) quantity and form of product to be delivered, (d) estimated time of arrival, and (e) name of the employee and identification of the vehicle delivering the product. Licensed operators must retain traceability records for three years and make records available upon request for inspection by the WSLCB or other law enforcement.

The WSLCB currently has in place a contingency traceability plan that requires licensed operators to report all changes in traceability records weekly. Beginning February 1, 2018, Washington will transition to a new online traceability reporting system using MJ Platform’s Leaf Database System. Licensed operators will provide all traceability records to the WSLCB at the time of transition.

Inspections

The WSLCB sends an enforcement officer to inspect each proposed marijuana facility prior to granting approval to be authorized to begin cultivation, processing, or dispensing. Licensed operators must permit WSLCB enforcement officers to inspect the premises, vehicles, records, and marijuana products at any time, and random inspections are conducted frequently by enforcement officers.

Compliance of Nevada Operations

NOR, a wholly-owned subsidiary of Xanthic, is in compliance with Nevada state law and the related licensing framework. NOR uses reasonable commercial efforts to confirm, through the advice of its legal counsel, through the monitoring and review of its business practices, and through regular monitoring of changes to U.S. Federal enforcement priorities, that its business is in compliance with applicable licensing requirements and the regulatory frameworks enacted by Nevada. NOR has not received any noncompliance orders, citations or notices of violation that may have an impact on its licenses, business activities or operations.

On-Going Compliance Procedures

NOR has a full time Compliance Officer on staff in Nevada whose responsibilities are to monitor the day-to-day activities of staff, including ensuring that the established standard operating procedures are being adhered to at each stage of the cultivation, processing and distribution cycle, to identify any non-compliance matters and to put in place the necessary modifications to ensure compliance. The Compliance Officer performs monthly, unannounced audits against NOR’s established standard operating procedures and state regulations. Each employee is provided with an employee handbook outlining the standard operating procedures and state regulations upon hiring, and is then provided with quality and regulatory training by the Compliance Officer. The Company has 24 hour surveillance of every room in which marijuana is cultivated, processed, and stored. This footage is kept for at least 45 days as per the requirements of the Department. Security officers also perform a walk through every four hours to check each room and look for unusual activity. The Company also utilizes state approved software for tracking marijuana inventory from seed to sale. The Compliance Officer’s duties also include ongoing education of staff on the state regulations. State inspections to date have not resulted in any non-compliance issues.

NOR has worked with its legal advisors to implement measures designed to ensure compliance with applicable state laws in the United States on an ongoing basis, including:

•	weekly correspondence and updates with advisors;

•	development of standard operating procedures with respect to cultivation, processing and distribution;

•	ongoing monitoring of compliance with operating procedures and regulations by on-site management;

•	appropriate employee training for all standard operating procedures; and

•	subscription to monitoring programs to ensure compliance with the FCEN Memo.

Compliance of Oregon and Washington Operations

To the knowledge of management of the Company, Xanthic Beverages, in which NOR holds a minority ownership interest, is in compliance with applicable licensing requirements and the regulatory framework enacted by the applicable regulatory bodies in Oregon and Washington.

Foreign Operations

See below under the heading “Risk Factors”.

Bankruptcy and Similar Procedures

There have been no bankruptcy, receivership or similar proceedings against the Company or any of its subsidiaries, or any voluntary bankruptcy, receivership or similar proceedings by the Company or any of its subsidiaries, within the three most recently completed financial years or during or proposed for the current financial year.

Reorganizations

On December 15, 2017, Xanthic was formed pursuant to a reverse takeover involving Aurquest and a privately held Ontario corporation, Xanthic Biopharma Limited, with the objective of becoming a leader in developing innovative, non-combustible alternative delivery methods for cannabis-infused products.

On November 9, 2018, Xanthic and GGB combined by way of amalgamation between GGB and a wholly-owned subsidiary of Xanthic, 2657013 Ontario Inc., to form one company as a wholly-owned subsidiary of Xanthic.

RISK FACTORS

Management of the Company defines risk as the evaluation of probability that an event might happen in the future that could negatively affect the financial condition and/or results of operations of the Company. The following section describes specific and general risks that could affect the Company. The following descriptions of risk do not include all possible risks as there may be other risks of which management is currently unaware. Moreover, the likelihood that a risk will occur or the nature and extent of its consequences if it does occur, is not possible to predict with certainty, and the actual effect of any risk or its consequences on the business could be materially different from those described below and elsewhere in this AIF.

Risks Specifically Related to Operating under the United States Regulatory System

The cannabis business in the United States is subject to additional risk

Xanthic will be engaged in the medical and adult-use marijuana industry in the United States in compliance with local and state law. While the cannabis industry in all markets is highly regulated and rapidly evolving, presenting challenges to management to operate effectively and accurately predict financial results contained in any forward looking statements, Xanthic is subject to additional risks in its United States operations. Investors are cautioned that in the United States, cannabis is illegal under United States federal law. Notwithstanding the more permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a controlled substance under the Controlled Substance Act and as such, cultivation, distribution, sale and possession of cannabis violates federal law in the United States. To management’s knowledge, there are to date a total of 31 states, and the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam that have legalized cannabis in some form, including Nevada where Xanthic operates.

The United States Congress has passed appropriations bills each of the last four years that have expressly not appropriated funds for prosecution of cannabis offenses of persons who are in compliance with state medical cannabis laws. Courts in the United States have construed these appropriations bills to prevent the federal government from prosecuting persons when those persons comply with applicable state medical cannabis law. However, because this conduct continues to violate federal law, U.S. courts have observed that should United States Congress at any time choose to appropriate funds to fully prosecute offences under the Controlled Substances Act of 1970 (the “CSA”), any individual or business—even those that have fully complied with state law—could be prosecuted for violations of federal law. If United States Congress restores funding, the government will have the authority to prosecute individuals for violations of the law during the time it lacked funding, subject to the CSA’s five-year statute of limitations.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, judgments or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, criminal convictions, disgorgement of profits, cessation of business activities, divestiture or civil asset forfeiture. This could have a material adverse effect on Xanthic, including its reputation and ability to conduct business, its holding (directly or indirectly) of medical and adult-use cannabis licenses in the United States, the listing of its securities on the CSE, its financial position, operating results, profitability or liquidity or the market price of its publicly traded shares. In addition, it is difficult for management to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

The Company will derive a significant portion of its revenue from the cannabis industry in certain states of the United States, which industry is illegal under United States federal law. While the Company’s business activities are compliant with applicable state and local law, such activities remain illegal under United States federal law. The enforcement of relevant laws is a significant risk.

Approach to the enforcement of cannabis laws is subject to change

As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in cannabis businesses in the United States are subject to inconsistent legislation and regulation. The response to this inconsistency was addressed in the United States Department of Justice memorandum drafted by former Deputy Attorney General James Michael Cole in 2013 (the “Cole Memorandum”), acknowledging that notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several states have enacted laws relating to cannabis for medical purposes.

The Cole Memorandum outlined certain priorities for the Department of Justice relating to the prosecution of cannabis offenses. In particular, the Cole Memorandum noted that in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. Notably, however, the Department of Justice did not provide specific guidelines for what regulatory and enforcement systems it deemed sufficient under the Cole Memorandum standard.

In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the Department of Justice should be focused on addressing only the most significant threats related to cannabis. States where cannabis had been legalized were not characterized as a high priority. In March 2017, newly appointed Attorney General Jeff Sessions again noted limited federal resources and acknowledged that much of the Cole Memorandum had merit; however, he disagreed that it had been implemented effectively and, on January 4, 2018, Mr. Sessions issued the Sessions Memorandum, which rescinded the Cole Memorandum. The Sessions Memorandum rescinded previous nationwide guidance specific to the prosecutorial authority of United States Attorneys relative to cannabis enforcement on the basis that they are unnecessary, given the well-established principles governing federal prosecution that are already in place. Those principals are included in chapter 9.27.000 of the United States Attorneys’ Manual and require federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.

Following the issuance of the Sessions Memorandum, Annette Hayes, U.S. Attorney for the Western District of Washington, released a statement on January 4, 2018 affirming that her office will continue to investigate and prosecute “cases involving organized crime, violent and gun threats, and financial crimes related to marijuana” and that “enforcement efforts with our federal, State, local and tribal partners focus on those who pose the greatest safety risk to the people and communities we serve”.

In Oregon, the United States Attorney for the District of Oregon Billy J. Williams released an official statement on May 18, 2018 (“Williams Memo”), which clarified his office’s position with regards to the priorities in enforcement of federal laws involving marijuana in the District of Oregon. The priorities set out in the Williams Memo are as follows:

1.

Priority 1: Overproduction and Interstate Trafficking. Prioritizing enforcement of federal marijuana violations that have national or interstate implications, particularly when the Oregon-based criminal activity adversely affects states that have not legalized marijuana, which will remain a top priority until overproduction that feeds exportation of marijuana across Oregon’s borders stops.

2.	Priority 2: Protecting Oregon’s Children. Prioritizing enforcement of federal marijuana violations that threaten public health, with particular emphasis on the access to marijuana by minors.

3.

Priority 3: Violence, Firearms, or other Public Safety Threats. Prioritizing enforcement of federal marijuana violations that involve or pose a substantial risk of violence or other threats to public safety in our communities, especially those involving firearms and illegal manufacture of butane hash oil that has potential to result in dangerous explosions and fires.

4.

Priority 4: Organized Crime. Prioritizing enforcement of federal marijuana violations that serve to fuel other criminal activity, especially through racketeering and the involvement of organized crime. This includes not only violent crimes, but also non-violent criminal activity, such as federal income tax evasion or systematic money laundering to evade detection of illegal proceeds.

5.

Priority 5: Protecting Federal Lands, Natural Resources, & Oregon’s Environment. Prioritizing enforcement of federal marijuana violations that have serious adverse effects on federal land or natural resources, including water, air, and listed species. Examples falling within this priority include cultivating marijuana on federally managed lands, using unlawful pesticides that pose a threat to human health, wildlife, and our environment, or using large amounts of water for grow operations without proper authorization.

To the knowledge of management of the Company, there have not been any additional statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in Washington, Oregon, or Nevada.

As a result of the Sessions Memorandum, federal prosecutors will now be free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of state-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and resultantly it is uncertain how active federal prosecutors will be in relation to such activities. Furthermore, the Sessions Memorandum did not discuss the treatment of medical cannabis by federal prosecutors. Medical cannabis is currently protected against enforcement by enacted legislation from United States Congress in the form of the Leahy Amendment to H.R.1625 – a vehicle for the Consolidated Appropriations Act of 2018 which similarly prevents federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the state level, subject to United States Congress restoring such funding. Due to the ambiguity of the Sessions Memorandum, there can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law.

Such potential proceedings could involve significant restrictions being imposed upon the Company or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on the Company’s business, revenues, operating results and financial condition as well as the Company’s reputation and prospects, even if such proceedings were concluded successfully in favour of the Company. In the extreme case, such proceedings could ultimately involve the prosecution of key executives of the Company or the seizure of corporate assets.

The Leahy Amendment must be renewed to protect the medical cannabis industry

The Leahy Amendment, as discussed above, prohibits the Department of Justice from spending funds appropriated by United States Congress to enforce the tenets of the CSA against the medical cannabis industry in states which have legalized such activity. This amendment has historically been passed as an amendment to omnibus appropriations bills, which by their nature expire at the end of a fiscal year or other defined term. The Leahy Amendment expired on September 30, 2018. As a result, it may or may not be included in the next omnibus appropriations package or a continuing budget resolution, and its inclusion or non-inclusion, as applicable, is subject to political changes.

Anti-money laundering laws and regulation

The Company will be subject to a variety of laws and regulations domestically and in the United States that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Sections 1956 and 1957 of U.S.C. Title 18 (the Money Laundering Control Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States and Canada.

Banks often refuse to provide banking services to businesses involved in the marijuana industry due to the present state of the laws and regulations governing financial institutions in the United States. The lack of banking and financial services presents unique and significant challenges to businesses in the marijuana industry. The potential lack of a secure place in which to deposit and store cash, the inability to pay creditors through the issuance of checks and the inability to secure traditional forms of operational financing, such as lines of credit, are some of the many challenges presented by the unavailability of traditional banking and financial services.

In February 2014, the Department of the Treasury Financial Crimes Enforcement Network issued a memo (the “FinCEN Memo”) providing instructions to banks seeking to provide services to cannabis-related businesses. The FinCEN Memo states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. It refers to supplementary guidance that former Deputy Attorney General James M. Cole issued to federal prosecutors relating to the prosecution of money laundering offenses predicated on cannabis-related violations of the CSA. While the FinCEN Memo has not been rescinded by the Department of Justice at this time, it remains unclear whether the current administration will follow its guidelines. Overall, the Department of Justice continues to have the right and power to prosecute crimes committed by banks and financial institutions, such as money laundering and violations of the Bank Secrecy Act, that occur in any state, including in states that have legalized the applicable conduct and the Department of Justice’s current enforcement priorities could change for any number of reasons, including a change in the opinions of the President of the United States or the United States Attorney General. A change in the Department of Justice’s enforcement priorities could result in the Department of Justice prosecuting banks and financial institutions for crimes that previously were not prosecuted.

In the event that any of the Company’s operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize the ability of the Company to declare or pay dividends, affect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while there are no current intentions to declare or pay dividends on the Common Shares in the foreseeable future, in the event that a determination was made that the Company’s proceeds from operations (or any future operations or investments in the United States) could reasonably be shown to constitute proceeds of crime, the Company may decide or be required to suspend declaring or paying dividends without advance notice for an indefinite period of time.

The illegality of cannabis in the United States presents additional legal and operational challenges

Because the use of cannabis is illegal under federal law, many judges and courts have denied cannabis businesses bankruptcy protections, enforcement of contracts, and protection of intellectual property – all of which may have a materially adversely effect on the Company’s results of operations and its investors return on investment. Without bankruptcy protections, it would be very difficult for lenders to recoup their investments in the cannabis industry in the event of a bankruptcy. In addition, there remains doubt and uncertainty that the Company will be able to legally enforce its contracts. The Company cannot be assured that it will have a remedy for breach of contract, which may have a material adverse effect on its business. Similarly, the benefit of federal laws and protections which are otherwise available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to the Company. The Company’s strategy is highly focused on creating brand equity and identity in its markets, by building strong brand awareness. The Company’s intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third-parties. While many states do offer the ability to protect trademarks independent of the federal government, patent protection is wholly unavailable on a state level, and state-registered trademarks provide a lower degree of protection than would federally-registered marks. This position may prevent the Company from effectively marketing and selling its cannabis-infused and CBD-infused consumable products using technology that management believes should otherwise be afforded patent protection. As a result of the United States regulatory position on cannabis businesses, the Company may not be able to effectively prevent competitors from using its technology to market similar products in the markets in which it operates.

Restriction of entry into the United States

In the past, U.S. Customs and Border Protection (the “U.S. CBP”) was given the discretion to question Canadians entering the U.S. about their marijuana use and whether to use their response as a barrier to entry. Recently, the U.S. CBP has been focusing on the whole cannabis industry, including investors. Several highly publicized instances of U.S. CBP detaining and even banning Canadian investors from the United States have occurred in recent months. The restriction of travel to the United States of the Company’s executives and investors would seriously impair the ability of the Company to conduct business and could materially impact the Company’s results of operations.

Risks Related to the Cannabis Industry

Heightened scrutiny by regulatory authorities

For the reasons set forth above, the Company’s operations and investments in the United States may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada. As a result, the Company may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Company’s ability to operate or invest in the United States or any other jurisdiction, in addition to those described herein.

It had been reported in Canada that the Canadian Depository for Securities Limited is considering a policy shift that would see its subsidiary, Clearing and Depository Services Inc. (“CDS”), refuse to settle trades for cannabis issuers that have investments in the United States. CDS is Canada’s central securities depository, clearing and settling trades in the Canadian equity, fixed income and money markets. The TMX Group, the owner and operator of CDS, subsequently issued a statement on August 17, 2017 reaffirming that there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the United States, despite media reports to the contrary and that the TMX Group was working with regulators to arrive at a solution that will clarify this matter, which would be communicated at a later time.

On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group announced the signing of the memorandum of understanding among the TMX Group, Aequitas NEO Exchange Inc., the CSE, the TSX and the TSX Venture Exchange (“TMX MOU”). The TMX MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the United States. The TMX MOU confirms, with respect to the clearing of listed securities, that CDS relies on the exchanges to review the conduct of listed issuers. As a result, there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the United States. However, there can be no guarantee that this approach to regulation will continue in the future. If such a ban were to be implemented at a time when the Common Shares are listed on a stock exchange, it would have a material adverse effect on the ability of holders of the Common Shares to make and settle trades. In particular, the Common Shares would become highly illiquid as until an alternative was implemented, investors would have no ability to effect a trade of the Common Shares through the facilities of the applicable stock exchange.

Risk of legal, regulatory or political change

The success of the business strategy of the Company depends on the legality of the marijuana industry. The political environment surrounding the marijuana industry in general can be volatile and the regulatory framework remains in flux. To management’s knowledge, there are to date a total of 31 states, and the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam that have legalized cannabis in some form and additional states have pending legislation regarding the same; however, the risk remains that a shift in the regulatory or political realm could occur and have a drastic impact on the industry as a whole, adversely impacting the Company’s business, results of operations, financial condition or prospects.

Delays in enactment of new state or federal regulations could restrict the ability of the Company to reach strategic growth targets and lower return on investor capital. The strategic growth strategy of the Company is reliant upon certain federal and state regulations being enacted to facilitate the legalization of medical and adult-use marijuana. If such regulations are not enacted, or enacted but subsequently repealed or amended, or enacted with prolonged phase-in periods, the growth targets of the Company, and thus, the effect on the return of investor capital, could be detrimental. Management is unable to predict with certainty when and how the outcome of these complex regulatory and legislative proceedings will affect its business and growth.

Further, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If the federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Company’s business, results of operations, financial condition and prospects would be materially adversely affected. It is also important to note that local and city ordinances may strictly limit and/or restrict disbursement of marijuana in a manner that will make it extremely difficult or impossible to transact business that is necessary for the continued operation of the marijuana industry. Federal actions against individuals or entities engaged in the marijuana industry or a repeal of applicable marijuana related legislation could adversely affect the Company and its business, results of operations, financial condition and prospects.

The Company is aware that multiple states are considering special taxes or fees on businesses in the marijuana industry. It is a potential yet unknown risk at this time that other states are in the process of reviewing such additional fees and taxation. This could have a material adverse effect upon the Company’s business, results of operations, financial condition or prospects.

Overall, the medical and adult-use marijuana industry is subject to significant regulatory change at both the state and federal level. The inability of the Company to respond to the changing regulatory landscape may cause it to not be successful in capturing significant market share and could otherwise harm its business, results of operations, financial condition or prospects.

Public opinion and perception

Government policy changes or public opinion may also result in a significant influence over the regulation of the cannabis industry in Canada, the United States or elsewhere. Public opinion and support for medical and adult-use marijuana has traditionally been inconsistent and varies from jurisdiction to jurisdiction. While public opinion and support appears to be rising for legalizing medical and adult-use marijuana, it remains a controversial issue subject to differing opinions surrounding the level of legalization (for example, legalization of medical marijuana as opposed to recreational use). A negative shift in the public’s perception of cannabis in the United States or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause state jurisdictions to abandon initiatives or proposals to legalize medical and/or adult-use cannabis, thereby limiting the number of new state jurisdictions into which the Company could expand. Any inability to fully implement the Company’s expansion strategy may have a material adverse effect on the Company’s business, results of operations or prospects.

General regulatory risks; risks related to licensure

The Company’s business is subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of marijuana, including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Achievement of the Company’s business objectives is contingent, in part, upon compliance with applicable regulatory requirements and obtaining all requisite regulatory approvals. Changes to such laws, regulations and guidelines due to matters beyond the control of the Company may cause material adverse effects to the Company.

The Company is required to obtain or renew further government permits and licenses for its current and contemplated operations. Obtaining, amending or renewing the necessary governmental permits and licenses can be a time-consuming process potentially involving numerous regulatory agencies, involving public hearings and costly undertakings on the Company’s part. The duration and success of the Company’s efforts to obtain, amend and renew permits and licenses are contingent upon many variables not within its control, including the interpretation of applicable requirements implemented by the relevant permitting or licensing authority. The Company may not be able to obtain, amend or renew permits or licenses that are necessary to its operations. Any unexpected delays or costs associated with the permitting and licensing process could impede the ongoing or proposed operations of the Company. To the extent necessary permits or licenses are not obtained, amended or renewed, or are subsequently suspended or revoked, the Company may be curtailed or prohibited from proceeding with its ongoing operations or planned development and commercialization activities. Such curtailment or prohibition may result in a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

In Nevada, all marijuana establishments must register with the DOT and be issued a medical marijuana or retail marijuana establishment registration certificate. In a local governmental jurisdiction that issues business licenses, the issuance by DOT of a medical marijuana or retail marijuana establishment registration certificate is considered provisional until the local government has issued a business license for operation and the establishment is in compliance with all applicable local governmental ordinances. Final registration certificates are valid for a period of one year and are subject to annual renewals after required fees are paid and the business remains in good standing. It is important to note provisional licenses do not permit the operation of any commercial or medical cannabis activity. Only after a provisional licensee has gone through necessary state and local inspections, if applicable, and has received a final registration certificate from DOT may an entity engage in cannabis business operation. There is no assurance that the Company will be issued final registration certificates in respect of any provisional licenses awarded in the future.

While the Company’s compliance controls have been developed to mitigate the risk of any material violations of any license it holds arising, there is no assurance that the Company’s licenses will be renewed by each applicable regulatory authority in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process for any of the licenses held by the Company could impede the ongoing or planned operations of the Company and have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

The Company may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm the Company’s reputation, require the Company to take, or refrain from taking, actions that could harm its operations or require the Company to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on the Company’s business, financial condition, results of operations or prospects.

Environmental risk and regulation

The Company’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors (or the equivalent thereof) and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations.

Government approvals and permits are currently, and may in the future, be required in connection with the Company’s operations. To the extent such approvals are required and not obtained, the Company may be curtailed or prohibited from proceeding with the development of its operations as currently proposed.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. The Company may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production of medical or retail marijuana, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development.

Service providers

As a result of any adverse change to the approach in enforcement of United States cannabis laws, adverse regulatory or political change, additional scrutiny by regulatory authorities, adverse change in public perception in respect of the consumption of marijuana or otherwise, third party service providers to the Company could suspend or withdraw their services, which may have a material adverse effect on the Company’s business, revenues, operating results, financial condition or prospects.

Limited operating history

Xanthic has limited financial reporting history. Consequently, the Company’s financial results for 2018 are not comparable with prior years, and the financial information in this AIF may not be indicative of its future performance. The Company does not have a history of profitability, with the exception of the NOR business. As such the Company has limited prospects of generating profit from its intended operations. The Company is therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered in light of the early stage of operations.

If the Company is unable to successfully execute any material part of its growth strategy, its future growth and ability to make profitable investments in its business would be harmed

The Company’s success depends on its ability to expand its business while maintaining profitability. The Company may not be able to sustain its growth or profitability on a quarterly or annual basis in future periods. The Company’s future growth and profitability will depend upon a number of factors, including, without limitation:

•	The level of competition in the cannabis industry;

•	The Company’s ability to identify, acquire and integrate strategic acquisitions;

•	The Company’s ability to win new licenses as cannabis is legalized at the state level;

•	The Company’s ability to achieve brand loyalty;

•	The Company’s ability to offer new products and to extend existing brands and products into new markets, both in the United States and internationally markets;

•	The Company’s ability to remain competitive in its pricing;

•	The Company’s ability to leverage its vertically integrated business model to increase profitability;

•	The Company’s ability to maintain efficient, timely and cost-effective production and delivery of its products;

•	The efficiency and effectiveness of the Company’s sales and marketing efforts in building product and brand awareness and cross-marketing its brands;

•	The Company’s ability to identify and respond successfully to emerging trends in the cannabis industry;

•	The level of consumer acceptance of the Company’s products; and

•	The general economic and political conditions and consumer confidence.

The Company may not be successful in executing its growth strategy, and even if the Company achieves targeted growth, it may not be able to sustain profitability. Failure to successfully execute any material part of the Company’s growth strategy would significantly impair the Company’s future growth and its ability to make profitable investments in its business.

Future acquisitions

The Company is continually evaluating acquisitions and strategic investments that are significant to its business both in the United States and internationally. Management may not be able to identify suitable acquisition candidates, or complete such acquisitions, joint ventures and strategic investments on acceptable terms and conditions, and these acquisitions, joint ventures and strategic investments may not be successfully integrated into the Company’s operations. The costs of unsuccessful acquisition, joint venture and strategic investment efforts may adversely affect results of operations, financial condition or prospects. Material acquisitions and other strategic transactions involve a number of risks, including: (i) potential disruption of the Company’s ongoing business; (ii) distraction of management; (iii) the Company may become financially leveraged; (iv) the anticipated benefits and cost savings of those transactions may not be realized fully or at all or may take longer to realize than expected; (v) increasing the scope and complexity of the Company’s operations; (vi) impairment of relationships with customers and (vii) loss or reduction of control over certain of the Company’s assets. Additionally, the Company may issue additional Common Shares in connection with such transactions, which would dilute a shareholder’s holdings in the Company.

The presence of one or more material liabilities of an acquired company that are unknown to the Company at the time of acquisition could have a material adverse effect on the business, results of operations, prospects and financial condition of the Company. A strategic transaction may result in a significant change in the nature of the Company’s business, operations and strategy. In addition, the Company may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into the Company’s operations reducing its operating cash flow.

Well-capitalized entrants may develop large-scale operations

Currently, the marijuana industry generally is comprised of individuals and small to medium-sized entities, however, the risk remains that large conglomerates and companies who also recognize the potential for financial success through investment in this industry could strategically purchase or assume control of larger dispensaries and cultivation facilities. Larger companies in related business with similar customer bases may position themselves to enter into joint ventures and strategic partnerships in order to capitalize on their existing global distribution channels, which would restrict the Company’s ability to gain market penetration. In doing so, these larger competitors could establish price setting and cost controls which would effectively “price out” many of the individuals and small to medium-sized entities who currently make up the bulk of the participants in the varied businesses operating within and in support of the medical and adult-use marijuana industry. While the trend in most state laws and regulations seemingly deters this type of takeover, this industry remains quite nascent, so what the landscape will be in the future remains largely unknown, which in itself is a risk.

The Company’s proposed business plan is subject to all business risks associated with new business enterprises, including the absence of any significant operating history upon which to evaluate an investment. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business, the development of new strategy and the competitive environment in which the Company will operate. It is possible that the Company will incur losses in the future. There is no guarantee that the Company will be profitable.

Competition

There is potential that the Company will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and experience than the Company. Increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

Because of the early stage of the industry in which the Company operates, the Company expects to face additional competition from new entrants. To become and remain competitive, the Company will require research and development, marketing, sales and support. The Company may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis which could materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of the Company’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Common Shares may decline and could contribute to the loss of all or part of your investment. If an active market for the Company’s securities develops and continues, the trading price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Warrants will become exercisable for Common Shares, which would increase the number of Common Shares eligible for future resale in the public market and result in dilution to the Company’s stockholders.

Outstanding warrants to purchase an aggregate of 34,207,764 Common Shares will become exercisable for a like number of Common Shares in accordance with the terms of the warrant agreements governing those securities. To the extent Common Warrants are exercised, additional Common Shares will be issued, which will result in dilution to Xanthic shareholders (“Shareholders”) and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such Common Shares in the public market could adversely affect the market price of the Common Shares.

Additional Financing

The Company has obligations under the NOR transaction that will require future funding. There is also additional funding required to implement the strategic plan, including additional acquisitions. Therefore, the Company may require equity or debt financing to support its strategic plan. There can be no assurance that additional financing will be available on acceptable terms when required. The Company’s inability to raise additional financing could severely limit its growth and ability to make strategic capital expenditures, both of which may have a material adverse effect on the Company’s business, results of operations, financial condition or prospects.

Conflicts of interest

Certain of the directors and officers of the Company are, or may become, directors and officers of other companies, and conflicts of interest may arise between their duties as directors and officers of the Company and as directors and officers of such other companies.

Reliance on management

The success of the Company depends on its ability to attract, develop and retain talented employees, including executives and other key managers. The loss of certain key officers and employees, or the failure to attract and develop talented new executives and managers, could have an adverse effect on the Company’s business. The Company’s ability to attract and retain employees with the requisite experience and skills depends on several factors, including, but not limited to the Company’s ability to offer competitive wages, benefits and professional growth opportunities. Effective succession planning is also important to its long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder the Company’s strategic planning and execution. The Company’s success is also dependent upon the ability, expertise, judgment, discretion and good faith of its senior management. Any loss of the services of key management could have a material adverse effect on the Company’s business, operating results, financial condition or prospects.

Enforcement of Legal Rights and Difficulty in Enforcement of Judgments

Although the Company is incorporated in the Province of Ontario, some of the Company’s directors and officers reside in the United Stated and substantially all of the assets of these persons are located outside of Canada. It may not be possible for Shareholders to effect service of process against certain of the Company’s directors or officers who are not resident in Canada. In the event a judgment is obtained in a Canadian court or securities commission, predicated on the civil liability provisions of Canadian securities legislation or otherwise, against one or more directors or officers for violations of Canadian securities laws, it may not be possible to enforce such judgment against that director or officer. Courts in the United States may refuse to hear a claim based on a violation of Canadian securities laws on the grounds that such jurisdiction is not the most appropriate forum to bring such a claim. Even if a United States court agrees to hear a claim, it may determine that the local law, and not Canadian law, is applicable to the claim. If Canadian law is found to be applicable, the content of applicable Canadian law must be proven as a fact, which can be a time-consuming and costly process.

Management of growth

The Company may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Risks inherent in an agricultural business

Adult-use and medical marijuana are agricultural products. There are risks inherent in the agricultural business, such as insects, plant diseases and similar agricultural risks. Although the products are usually grown indoors under climate-controlled conditions, with conditions monitored, there can be no assurance that natural elements will not have a material adverse effect on the production of the Company’s products.

Vulnerability to rising energy costs

Adult-use and medical marijuana growing operations consume considerable energy, making the Company potentially vulnerable to rising energy costs. Rising or volatile energy costs may adversely impact the business, results of operations, financial condition or prospects of the Company.

Unfavorable publicity or consumer perception

The Company believes the adult-use and medical marijuana industries are highly dependent upon consumer perception regarding the safety, efficacy and quality of the marijuana produced. Consumer perception can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of marijuana products. There can be no assurance that future scientific research or findings, regulatory investigations, litigation, media attention or other publicity will be favorable to the marijuana market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory investigations, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or other publicity could have a material adverse effect on the demand for adult-use or medical marijuana and on the business, results of operations, financial condition, cash flows or prospects of the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of marijuana in general, or associating the consumption of adult-use and medical marijuana with illness or other negative effects or events, could have such a material adverse effect. There is no assurance that such adverse publicity reports or other media attention will not arise.

Results of future clinical research

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although management believes that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, prospective purchasers of Common Shares should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this AIF or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for the Company’s products with the potential to lead to a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Product liability

As a manufacturer and distributor of products designed to be ingested by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of marijuana involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of marijuana alone or in combination with other medications or substances could occur. As a manufacturer, distributor and retailer of adult-use and medical marijuana, or in its role as an investor in or service provider to an entity that is a manufacturer, distributor and/or retailer of adult-use or medical marijuana, the Company may be subject to various product liability claims, including, among others, that the marijuana product caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company’s reputation with its clients and consumers generally, and could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company. There can be no assurances that the Company will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Company’s potential products or otherwise have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.

Product recalls

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. Such recalls cause unexpected expenses of the recall and any legal proceedings that might arise in connection with the recall. This can cause loss of a significant amount of sales. In addition, a product recall may require significant management attention. Although the Company has detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. Additionally, if one of the Company’s brands were subject to recall, the image of that brand and the Company could be harmed. Additionally, product recalls can lead to increased scrutiny of operations by applicable regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Reliance on key inputs

The marijuana business is dependent on a number of key inputs and their related costs including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the Company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the Company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the Company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of the Company.

Dependence on suppliers and skilled labour

The ability of the Company to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labour, equipment, parts and components. No assurances can be given that the Company will be successful in maintaining its required supply of skilled labour, equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by the Company’s capital expenditure plans may be significantly greater than anticipated by the Company’s management, and may be greater than funds available to the Company, in which circumstance the Company may curtail, or extend the timeframes for completing, its capital expenditure plans. This could have an adverse effect on the business, financial condition, results of operations or prospects of the Company.

Co-investment risk

The Company may co-invest in one or more investments with certain strategic investors and/or other third parties through joint ventures or other entities, which parties in certain cases may have different interests or superior rights to those of the Company, although it is the general intent of the Company to retain superior rights associated with its investments. Although it is the Company’s intent to retain control and other superior rights over the Company’s investments, under certain circumstances it may be possible that the Company relinquishes such rights over certain of its investments and, therefore, may have a limited ability to protect its position therein. In addition, even when the Company does maintain a control position with respect to its investments, the Company’s investments may be subject to typical risks associated with third-party involvement, including the possibility that a third-party may have financial difficulties resulting in a negative impact on such investment, may have economic or business interests or goals that are inconsistent with those of the Company, or may be in a position to take (or block) action in a manner contrary to the Company’s objectives. The Company may also, in certain circumstances, be liable for the actions of its third-party partners or co-investors. Co-investments by third parties may or may not be on substantially the same terms and conditions as the Company, and such different terms may be disadvantageous to the Company.

Difficulty to forecast

The Company must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.

Reliable data on the medical and adult-use marijuana industry is not available

As a result of recent and ongoing regulatory and policy changes in the medical and adult-use marijuana industry, the market data available is limited and unreliable. Federal and state laws prevent widespread participation and hinder market research. Therefore, market research and projections by management of estimated total retail sales, demographics, demand, and similar consumer research, are based on assumptions from limited and unreliable market data, and generally represent the personal opinions of the Company’s management team as of the date of this AIF.

Litigation

The Company may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which the Company becomes involved be determined against the Company, such a decision could adversely affect the Company’s ability to continue operating and the market price for the Common Shares. Even if the Company is involved in litigation and wins, litigation can redirect significant company resources.

Intellectual property risks

The Company may have certain proprietary intellectual property, including but not limited to brands, trademarks, trade names, patents and proprietary processes. The Company will rely on this intellectual property, know-how and other proprietary information, and require employees, consultants and suppliers to sign confidentiality agreements. However, these confidentiality agreements may be breached, and the Company may not have adequate remedies for such breaches. Third parties may independently develop substantially equivalent proprietary information without infringing upon any proprietary technology. Third parties may otherwise gain access to the Company’s proprietary information and adopt it in a competitive manner. Any loss of intellectual property protection may have a material adverse effect on the Company’s business, results of operations or prospects.

The risks associated with protecting intellectual property in the United States are discussed above.

Competition from synthetic production and technological advances

The pharmaceutical industry may attempt to dominate the marijuana industry, and in particular, legal marijuana, through the development and distribution of synthetic products which emulate the effects and treatment of organic marijuana. If they are successful, the widespread popularity of such synthetic products could change the demand, volume and profitability of the marijuana industry. This could adversely affect the ability of the Company to secure long-term profitability and success through the sustainable and profitable operation of its business. There may be unknown additional regulatory fees and taxes that may be assessed in the future.

Constraints on marketing products

The development of the Company’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies. The regulatory environment in the United States limits companies’ abilities to compete for market share in a manner similar to other industries. If the Company is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, the Company’s sales and results of operations could be adversely affected.

Fraudulent or illegal activity by employees, contractors and consultants

The Company is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Company that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial healthcare fraud and abuse laws and regulations; or (iv) laws that require the true, complete and accurate reporting of financial information or data. It may not always be possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on the Company’s business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of the Company’s operations, any of which could have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

Information technology systems and cyber-attacks

The Company’s operations depend, in part, on how well it and its suppliers protect networks, equipment, information technology (“IT”) systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company’s reputation and results of operations.

There can be no assurance that the Company will not incur material losses relating to cyber-attacks or other information security breaches in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Security breaches

Given the nature of the Company’s product and its lack of legal availability outside of channels approved by the Government of the United States, as well as the concentration of inventory in its facilities, despite meeting or exceeding all legislative security requirements, there remains a risk of shrinkage as well as theft. A security breach at one of the Company’s facilities could expose the Company to additional liability and to potentially costly litigation, increase expenses relating to the resolution and future prevention of these breaches and may deter potential patients from choosing the Company’s products.

In addition, the Company collects and stores personal information about its patients and is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach would have a material adverse effect on the Company’s business, financial condition and results of operations.

Costs of being a public company

As a public issuer, the Company is subject to the reporting requirements and rules and regulations under the applicable Canadian securities laws and rules of any stock exchange on which the Company’s securities may be listed from time to time. Additional or new regulatory requirements may be adopted in the future. The requirements of existing and potential future rules and regulations will increase the Company’s legal, accounting and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on its personnel, systems and resources, which could adversely affect its business and financial condition.

In particular, the Company is subject to reporting and other obligations under applicable Canadian securities laws, including National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings, which requires annual management assessment of the effectiveness of the Company’s internal controls over financial reporting. Effective internal controls, including financial reporting and disclosure controls and procedures, are necessary for the Company to provide reliable financial reports, to effectively reduce the risk of fraud and to operate successfully as a public company. These reporting and other obligations place significant demands on the Company as well as on the Company’s management, administrative, operational and accounting resources.

Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s results of operations or cause it to fail to meet its reporting obligations. If the Company or its auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in the Company’s consolidated financial statements and materially adversely affect the trading price of the Common Shares.

Market price volatility risks

The market price of the Common Shares may be subject to wide fluctuations in response to many factors, including variations in the operating results of the Company, divergence in financial results from analysts’ expectations, changes in earnings estimates by stock market analysts, changes in the business prospects for the Company, general economic conditions, legislative changes, and other events and factors outside of the Company’s control. In addition, stock markets have from time to time experienced extreme price and volume fluctuations, which, as well as general economic and political conditions, could adversely affect the market price for the Common Shares.

Dividends

The Company has no earnings or dividend record, and does not anticipate paying any dividends on its Common Shares in the foreseeable future. Dividends paid by the Company would be subject to tax and, potentially, withholdings.

Limited market for securities

Notwithstanding that the Common Shares are listed on the CSE, there can be no assurance that an active and liquid market for the Common Shares will develop or be maintained and a Shareholder may find it difficult to resell any of its Common Shares.

Fluctuations in currency exchange rates could have an adverse effect on revenues and results of operations.

Xanthic has operations in the United States, which accounted for 8% of the Company’s operating expenses up until June 30, 2018. To the extent that the Company is unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on the Company’s financial results. Currency fluctuations between the Canadian dollar and the U.S. dollar affect the Company’s results as reported in Canadian dollars. These fluctuations could adversely affect the Company’s revenues and results of operations.

Global financial conditions

Following the onset of the credit crisis in 2008, global financial conditions were characterized by extreme volatility and several major financial institutions either went into bankruptcy or were rescued by governmental authorities. While global financial conditions subsequently stabilized, there remains considerable risk in the system given the extraordinary measures adopted by government authorities to achieve that stability. Global financial conditions could suddenly and rapidly destabilize in response to future economic shocks, as government authorities may have limited resources to respond to future crises.

Future economic shocks may be precipitated by a number of causes, including a rise in the price of oil, geopolitical instability and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact the Company’s ability to obtain equity or debt financing in the future on terms favourable to the Company. Additionally, any such occurrence could cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. Further, in such an event, the Company’s operations and financial condition could be adversely impacted.

Furthermore, general market, political and economic conditions, including, for example, inflation, interest and currency exchange rates, structural changes in the cannabis industry, supply and demand for commodities, political developments, legislative or regulatory changes, social or labour unrest and stock market trends will affect the Company’s operating environment and its operating costs, profit margins and share price. Any negative events in the global economy could have a material adverse effect on the Company’s business, financial condition, results of operations or prospects.

DIVIDENDS AND DISTRIBUTIONS

Xanthic has not paid any dividends on its shares since incorporation.

Other than statutory rules provided by the Business Corporation Act (Ontario), there are no restrictions in Xanthic’s articles of incorporation that prevent the declaration of dividends.

The payment of dividends, if any, will rest within the sole discretion of the directors of Xanthic. The decision to declare and pay dividends depends upon earnings, capital requirements and financial condition, as well as other relevant factors. Xanthic does not anticipate paying any dividends on its shares or other securities in the foreseeable future.

DESCRIPTION OF CAPITAL STRUCTURE

AS AT YEAR ENDED JUNE 30, 2018

The following table sets out the capitalization of Xanthic as at June 30, 2018, and prior to the Business Combination:

Designation of Security	Authorized Amount	Amount Outstanding as at June 30, 2018	Amount Outstanding prior to the Business Combination
Common Shares	Unlimited	56,846,547	57,746,547
Options	10% of the issued and outstanding Common Shares	3,508,000	2,608,000
Common Warrants	Unlimited	568,000	568,000

As at June 30, 2018, the authorized capital of the Company consisted of an unlimited number of Common Shares without par value and an unlimited number of first preferred shares (“First Preferred Shares”) issuable in series without par value. As at June 30, 2018, no First Preferred Shares were issued and outstanding.

SUBSEQUENT TO YEAR ENDED JUNE 30, 2018

The following table sets out the capitalization of the Company after giving effect to the Business Combination:

Designation of Security	Authorized Amount	Amount Outstanding as at November 26, 2018
Common Shares	Unlimited	166,304,982

Common Shares reserved for issuance upon exercise of Common Warrants	Unlimited	35,690,403
Common Shares reserved upon exercise of broker warrants	Unlimited	1,226,736
Common Shares reserved for issuance upon exercise of options	10% of the issued and outstanding Common Shares	475,000
Proportionate Shares	Unlimited	38,194
Proportionate Shares reserved for issuance upon exercise of proportionate warrants	Unlimited	19,097

Capital Structure Following the Completion of the Business Combination

Upon completion of the Business Combination, the authorized share capital of Xanthic now consists of: (i) an unlimited number of Common Shares, without par value and (ii) an unlimited number of PVS. Other securities to be outstanding include: common warrants, proportionate warrants, broker warrants, and options. The class of First Preferred Shares have been eliminated.

Common Shares

The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

Voting Rights

(a)

The holders of the Common Shares shall be entitled to vote at all meetings of the Shareholders, other than at meetings of the holders of other share classes meeting separately as a class, and at all such meetings each such holder shall have one vote for each Common Share held. The holders of the Common Shares will not have cumulative voting rights.

Dividend Rights

(b)

Subject to the rights and conditions of the holders of PVS, the holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Company out of the assets of the Company properly applicable to the payment of dividends in such amounts and payable at such times and at such place or places in Canada as the board of directors may from time to time determine.

Liquidation Rights

(c)

In the event of the liquidation, dissolution or winding up of the Company or other distribution of assets or property of the Company amongst the Shareholders for the purpose of winding up its affairs, the holders of the Common Shares shall, subject to the rights, privileges, restrictions and conditions of the holders of any other class of shares of the Company, be equally entitled to receive all property and assets of the Company properly distributable to the Shareholders.

Conversion Rights

(d)	A holder of the Common Shares may at any time have the option to convert 500 (five hundred) Common Shares for 1 (one) PVS.

Pre-emptive, Subscription or Redemption Rights

(e)	The Common Shares will not carry any pre-emptive, subscription or redemption rights, nor will they contain any sinking or purchase fund provisions.

Proportionate Voting Shares

The rights, privileges, restrictions and conditions attaching to the PVS are as follows:

Voting Rights

(a)

The holders of PVS are entitled to receive notice and vote at all meetings of the Shareholders, other than at meetings of the holders of other share classes meeting separately as a class, and at all such meetings each such holder shall have 500 votes for each PVS held.

Dividend Rights

(b)

The holders of PVS shall be entitled to receive dividends if, as and when declared by the board of directors of the Company out of the assets of the Company properly applicable to the payment of dividends in such amount and payable at such times and at such place or places in Canada as the board of directors may from time to time determine. All dividends which are declared at the discretion of the directors on the PVS shall be declared and paid on the Common Shares at the time outstanding, and vice versa, in the proportion hereinafter provided for. If, as and when dividends are declared by the directors, each PVS is entitled to 500 times the amount paid or distributed per Common Share.

Liquidation Rights

(c)

In the event of the liquidation, dissolution or winding up of the Company or other distribution of assets or property of the Company amongst the Shareholders for the purpose of winding up its affairs, whether voluntary or involuntary, the holders of PVS will be entitled to receive all property and assets of the Company properly distributable to the Shareholders on the basis that each PVS will be entitled to 500 times the amount distributed per Common Share, but otherwise there is no preference or distinction among or between PVS and Common Shares.

Conversion Rights

(d)	A holder of PVS may at any time have the option to convert 1 (one) PVS held into 500 (five hundred) Common Shares.

Foreign Private Issuer Status

(e)	The Company shall use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Securities Exchange

Act of 1934, as amended (the “Exchange Act”). Accordingly, the Company shall not give effect to any voluntary conversion of PVS pursuant to this Article or otherwise, and the PVS conversion rights will not apply, to the extent that after giving effect to all permitted issuance after such conversion of PVS, the aggregate number of Common Shares and PVS (calculated on the basis that each Common Share and PVS is counted once, without regard to the number of votes carried by each share) held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act (“U.S. Residents”) would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Common Shares and PVS (calculated on the same basis) issued and outstanding (the “FPI Restriction”) as calculated herein. The directors may by resolution increase the 40% Threshold to a number not to exceed fifty percent (50%), and if any such resolution is adopted, all references to the 40% Threshold herein shall refer instead to the amended percentage threshold set by the directors in such resolution.

MARKET FOR SECURITIES

The Common Shares were previously listed on the CSE under the trading symbol “xTHC”. Upon completion of the Business Combination, the Common Shares are now listed on the CSE under the trading symbol “GGB”.

Prior Sales

The following table summarizes the issuances of securities of Xanthic within 12 months prior to the date of this AIF:

Date of Issue	Description	Number of Securities	Price per Security (C$)	Total Issue Price (C$)
November 7, 2017	Private Placement	20,000,000 Common Shares	$0.02	$400,000
December 13, 2017	Private Placement	10,252,000 Common Shares	$0.125	$1,281,500
January 17, 2018	Private Placement	96,000,000 Common Shares	$0.015625	$1,500,000
April 19, 2018	Private Placement	1,112,000 Units(1)	$0.50	$556,000
November 9, 2018	Private Placement	1,870,622	$2.00	$3,741,244
November 13, 2018	Grant of options	150,000	$3.05	$457,500

November 13, 2018	Exercise of options	277,000	$0.50	$138,500
November 21, 2018	Exercise of options	50,000	$0.50	$25,000
November 22, 2018	Exercise of warrants	17,361	$1.80	$31,249.80

Notes:

(1)

Each Unit consisted of one Common Share and one-half of one common share purchase warrant. Each whole warrant entitles the holder thereof to purchase one Common Share at an exercise price of C$0.75 per Common Share for a period of 24 months from the date of closing, being April 19, 2018.

Trading Price and Volume

The following table sets forth the high and low sale prices and trading volumes of the Common Shares on the CSE for each of the months indicated.

Period	High (C$)	Low (C$)	Volume
July 2018(2)	0.280	0.225	1,828,005
June 2018	0.300	0.180	10,220,140
May 2018	0.325	0.145	6,781,251
April 2018(1)	0.570	0.250	3,226,869

Notes:

(1)	Trading of the Common Shares commenced on April 19, 2018.
(2)

Trading of the Common Shares was halted on July 13, 2018 pending the announcement of the Business Combination and remained halted pending the completion of the Business Combination. Trading of the Common Shares resumed on November 13, 2018.

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

AS AT YEAR ENDED JUNE 30, 2018

The following table includes the balance of escrowed securities as at June 30, 2018:

Designation of Class	Number of Securities held in Escrow	Percentage of Class
Common Shares	5,448,001	9.6%
Options	Nil	0%
Warrants	Nil	0%

Note:

(1)

Xanthic is an exempt issuer pursuant to Section 3.2 of National Policy 46-201 – Escrow for Initial Public Offerings (“NP 46-201”) due to the fact that, following the completion of the Business Combination, Xanthic had a market capitalization of over C$100 million. As a result, no Common Shares are escrowed pursuant to NP 46-201.

SUBSEQUENT TO YEAR ENDED JUNE 30, 2018

The following table includes the balance of securities subject to lock-up agreements:

Designation of Class	Number of Securities held in Escrow	Percentage of Class
Common Shares	88,255,322	9.6%

Note:

(1)	Depositary is CTA. Each month following the closing of the Business Combination, 1/12 of securities subject to lock-up agreements will be released pursuant to the terms of such lock-up agreements.

DIRECTORS AND OFFICERS

On July 13, 2018, in connection with the Business Combination, the Board was reconstituted to include existing Board members Carli Posner as Chair, Tim Moore, Igor “Gary” Galitsky and new GGB nominees Jean Schottenstein, Peter Horvath, Steve Stoute and Marc Lehmann.

The Board and its executive officers consist of the following individuals as at the date of this AIF:

Name, place of residence and position with the Company	Principal occupation during past five years	Periods During Which Each Proposed Director Has Served as a Director and when his or her term of office will expire	Number of Common Shares	Percentage of Common Shares
Tim Moore Chief Executive Officer and Director Unionville, Ontario, Canada	CEO of Xanthic; Managing Director of Brita GmbH North America	December 15, 2017 – until the next annual meeting of the Shareholders or until his successor is elected or appointed	387,500	0.19%

David Bhumgara Chief Financial Officer Toronto, Ontario, Canada	CFO of Xanthic; CFO of Dundee Energy Limited	N/A	168,750	0.08%

Igor Galitsky (1) President and Director Thornhill, Ontario, Canada	President of Xanthic; Entrepreneur and consultant to the cannabis industry	December 15, 2017 – until the next annual meeting of the Shareholders or until his successor is elected or appointed	957,083	0.47%

Jean Schottenstein Director Columbus, Ohio, United States of	Trustee, Columbus Museum of Art; Founder, Beit Ohr Community Domestic	July 11, 2018 – until the next annual meeting of the Shareholders or until his successor is elected	Nil	0%

America	Violence Program	or appointed

Peter Horvath Director New Albany, Ohio, United States of America	CEO of GGB; CEO of Mission Essential Personnel	July 11, 2018 – until the next annual meeting of the Shareholders or until his successor is elected or appointed	5,500,064	2.72%

Steve Stoute (1) Independent Director New York City, New York, United States of America	Founder and CEO of Translation	July 11, 2018 – until the next annual meeting of the Shareholders or until his successor is elected or appointed	Nil	0%

Carli Posner (1) (2) Independent Director Toronto, Ontario, Canada	Film producer at Notable Life	February 16, 2018 – until the next annual meeting of the Shareholders or until her successor is elected or appointed	50,000	0.02%

Marc Lehmann Independent Director Miami, Florida, United States of America	Managing Member of Flamingo Drive Partners, LLC; General Partner at Riverloft Capital Management	July 11, 2018 – until the next annual meeting of the Shareholders or until his successor is elected or appointed	347,222	0.17%

Notes:

(1)	Member of the Audit Committee.
(2)	Chair of the Audit Committee.
(3)	No directors or executive officers of the Company hold Xanthic Proportionate Shares.

The following sets out additional information with respect to the education, experience and employment history of each of the directors and officers referred to above during the past five years:

Tim Moore (Age 60), Chief Executive Officer & Director

Mr. Moore has been the Chief Executive Officer of Xanthic since December 2017. Mr. Moore has over 30 years of experience in various consumer products companies, including 18 years with The Clorox Company, a NYSE-listed company. Prior to working with The Clorox Company, Mr. Moore was the Managing Director, North America, for Brita GmbH, a privately held German manufacturer of water filters. Previous to Brita, Mr. Moore was the Chief Operating Officer for Synnex, a NYSE-listed electronics distribution company. Mr. Moore holds a Bachelor of Arts (Economics) from

Western University and a Master of Business Administration from the Richard Ivey School of Business.

David Bhumgara (Age 49), Chief Financial Officer

Mr. Bhumgara has been the Chief Financial Officer of Xanthic since December 2017. Mr. Bhumgara has over 20 years of finance experience across various industries and capacities. Prior to working with Xanthic, Mr. Bhumgara was the Chief Financial Officer of Dundee Energy Limited, a TSX-listed company, from September 2009 to December 2016. Previous to that, Mr. Bhumgara was a financial consultant from February 2009 to September 2009. From August 2007 to February 2009, Mr. Bhumgara was a corporate controller for Strategic Resource Acquisition Corporation, a TSX-listed mining company. Mr. Bhumgara is a Chartered Professional Accountant and holds a Bachelor of Commerce Honours degree in Accounting from the University of Ottawa.

Igor Galitsky (Age 46), President & Director

Mr. Galitsky has been President of Xanthic since December 2017. Mr. Galitsky was one of the first applicants to receive a license under the Marijuana Medical Access Regulations for both personal and designated production in Canada. Mr. Galitsky has developed and refined over the last seven years the production and extraction processes for cannabis. In addition, Mr. Galitsky has been consulting varies licensed producers in Canada on scaling and refining their extraction and secondary processes.

Jean Schottenstein (Age 62), Director

Mrs. Schottenstein will serve as a director on Xanthic’s Board. Mrs. Schottenstein serves on the Board of Trustees of the Columbus Museum of Art, is Co-Chair of Congregation Torat Emet/Main Street Synagogue, and is Chair of “Defining Moments,” a group dedicated to leadership development. She is also on the Board of Trustees of Nishmat – the Jerusalem Center for Advanced Torah Study for Women and has co-chaired the recently completed Columbus Community Mikvah Capital Campaign. She has previously served on the Boards of Trustees of Central Ohio State of Israel Bonds and Columbus Torah Academy; Chairperson of the Columbus Jewish Federation’s Women’s Division for their annual appeal; and the Board of Trustees of “I know I can”. Mrs. Schottenstein is deeply committed to issues relating to women’s health, education and increasing awareness of domestic violence. To that end, she created “Beit Ohr”, a community program designed to help meet the needs of victims of domestic violence within the Jewish community and serves as Honorary Chair of the National Council of Jewish Women’s “Women of Valor” program. Mrs. Schottenstein attended Indiana University and is a graduate of Ohio State University with a Bachelor of Science in Accounting and a Master of Science in Psychology from the University of Phoenix.

Peter Horvath (Age 61), Director

Mr. Horvath will serve as a director on Xanthic’s Board. Mr. Horvath currently serves as the Chief Executive Officer of Green Growth Brands Ltd., a lifestyle oriented, consumer products company that celebrates health, wellness and happiness. Mr. Horvath has 35 years of executive management experience with specialty brand retailers such as American Eagle Outfitters®, DSW®, Victoria’s Secret®, and L Brands®. From 2012 to 2015, Mr. Horvath served as Chief Executive Officer of Mission Essential Personnel, a defense contractor focusing on intelligence solutions. Mr. Horvath received his Bachelor of Business Administration, Business, Management, Marketing, and Related Support Services from Boston University, School of Management.

Marc Lehmann (Age 46), Independent Director

Mr. Lehmann will serve as an independent director on Xanthic’s Board. Mr. Lehman is currently the Managing Member of Flamingo Drive Partners, LLC, an investment firm involved in public markets, real estate and start-up investing. Prior to that, Mr. Lehmann was the General Partner at Riverloft Capital Management from 2011 to 2016. From 2002 to 2010, Mr. Lehmann was a Partner and Director of Research at JANA Partners, a hedge fund. Earlier in his career, he was an Analyst at Appaloosa Management, from 1999 to 2002, sourcing and analyzing distressed special situations investments for the opportunistic hedge fund portfolio and began his career as an Analyst at Morgan Stanley and Lehman Brothers. Mr. Lehmann completed his Master of Business Administration at The Wharton Business at the University of Pennsylvania. Mr. Lehmann has a Bachelor of Science in Finance and International Business from New York University.

Steve Stoute (Age 48), Independent Director

Mr. Stoute will serve as an independent director on Xanthic’s Board. Mr. Stoute is the founder and Chief Executive Officer of Translation, a marketing agency. In 2017, Mr. Stoute joined United Masters, a data-driven digital distribution company helping music artist grow and manage their fan bases. In 2009, the American Advertising Federation inducted Mr. Stoute into the Advertising Hall of Achievement, and he was named “Executive of the Year” by Advertising Age in 2013.

Carli Posner (Age 35), Independent Director

Ms. Posner has served as an independent director on the Board since February 2018. Ms. Posner is the Co-CEO and Principal of Notable Life, a media company that reaches over 1.2 million high-earning millennials across Canada. Prior to Notable, she was the executive producer of the hit show, Hockey Wives, overseeing many departments including premium sponsors and media strategy. Ms. Posner has spent a significant portion of her career in Los Angeles, working in film finance and production. She is the leading talent packager in our country and has worked with top stars including George Clooney, Coldplay, Drew Barrymore, Jamie Oliver and Wayne Gretzky, to name a few. During Ms. Posner’s career, she has generated over C$100 million dollars of sponsorships and endorsements in the Canadian marketplace with top brands including MasterCard®, Corvette®, Scotiabank®, BMW® and LG®.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Cease Trade Orders

To the Company’s knowledge, no director or executive officer of the Company is, at the date of this AIF, or was within ten years before the date of this AIF, a director, chief executive officer or chief financial officer of any company, including the Company that:

•	was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, or

•

was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For purposes of this section, “order” means (a) a cease trade order; (b) an order similar to a cease trade order; or (c) an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days.

Bankruptcies

To the Company’s knowledge, no director or executive officer of the Company, and no Shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

•

is, or has been within the ten years before the date of this AIF, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

•

has, within the ten years before the date of this AIF become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or Shareholder.

Penalties or Sanctions

To the Company’s knowledge, no director or executive officer of the Company or a Shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or has been subject to any other penalties or sanctions imposed by a court, or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

To the best of the Company’s knowledge, there are no known existing or potential conflicts of interest among the Company, proposed directors, executive officers or other members of management of the Company as a result of their outside business interests other than the lease agreement dated as of July 10, 2018, as amended, between GGB and Schottenstein Property Group and certain product testing agreements with DSW®, except that certain proposed directors and officers may serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies.

Promoters

During the two years immediately preceding the date of this AIF, the promoters of Xanthic or its subsidiaries are as follows:

Name	Type of Securities Held	Number of Securities Held	% of Outstanding Class
Igor Galitsky	Common Shares	957,083	0.47%

All Js Greenspace LLC	Common Shares	37,464,236	22.57%
Chiron Ventures Inc.	Common Shares	11,227,676	6.77%
All Js Greenspace LLC	Proportionate Shares	38,194	100%

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Company is not, and was not during the most recently completed financial year, or from the end of the most recently completed financial year to the date of this AIF, a party to, nor was any of its property the subject of, any legal proceedings or regulatory actions material to the Company, and no such proceedings or actions are known to be contemplated.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

GGB entered into a lease agreement (the “Lease”) dated as of July 10, 2018 with Schottenstein Property Group with respect to its corporate office at 4300 East Fifth Avenue, Columbus, Ohio 43219. The term of the Lease is for a period of three years, commencing on May 1, 2018 and concluding on April 30, 2021. There are no options for renewal, and the Lease is in good standing. On August 13, 2018, the Lease was amended in order to generate a model for its brick-and-mortar retail stores. Schottenstein Property Group is owned by the Schottenstein family.

TRANSFER AGENT AND REGISTRARS

The transfer agent and registrar for the Common Shares and PVS of the Company is Capital Transfer Agency, which is located at 390 Bay Street, Suite 920, Toronto, Ontario MSH 2Y2.

MATERIAL CONTRACTS

Xanthic Material Contracts

Except for contracts entered into by Xanthic in the ordinary course of business, the only material contracts entered into by Xanthic in the previous two years are the following:

1.	Escrow Agreement. See “General Development of the Business – History of the Business” for further details.

2.	Services Agreement. See “General Development of the Business – History of the Business” for further details.

3.	Definitive Agreement. See “General Development of the Business – History of the Business” for further details.

4.	The Transaction Agreement. See “General Development of the Business – History of the Business” for further details.

5.	The NOR Agreement. See “General Development of the Business – History of the Business” for further details.

6.	The Registration Rights Agreement. See “General Development of the Business – History of the Business” for further details.

7.	The Nomination Rights Agreement. See “General Development of the Business – History of the Business” for further details.

8.	The Coattail Agreement. See “General Development of the Business – History of the Business” for further details.

9.	Warrant Indenture. See “General Development of the Business – History of the Business” for further details.

INTERESTS OF EXPERTS

There is no person or company whose profession or business gives authority to a statement made by such person or company and who is named as having prepared or certified a statement, report or valuation described or included in a filing, or referred to in a filing, made under National Instrument 51-102 – Continuous Disclosure Obligations by the Company during, or related to, the Company’s most recently completed financial year other than MNP LLP, Chartered Accountants (“MNP”), the Company’s auditors for the most recently completed financial year. MNP is independent in accordance with the auditor’s rules of professional conduct of the Institute of Chartered Accountants of Ontario.

AUDIT COMMITTEE DISCLOSURE

Under National Instrument 52-110 – Audit Committees, the Company is required to include in this AIF the disclosure required under Form 52-110F1 with respect to the audit committee of the Board (the “Audit Committee”). The Audit Committee is responsible for the Company’s financial reporting process and the quality of its financial reporting. The Audit Committee is charged with the mandate of providing independent review and oversight of the Company’s financial reporting process, the system of internal control and management of financial risks, and the audit process, including the selection, oversight and compensation of the Company’s external auditors. In performing its duties, the Audit Committee maintains effective working relationships with the Board, management, and the external auditors and monitors the independence of those auditors.

The full text of the charter of the Company’s Audit Committee is attached hereto as Schedule “A”.

Composition of the Audit Committee

The following are the members of the Audit Committee:

Name	Independent/Not Independent (1)	Financial History (1)
Carli Posner (2)	Independent	Financially literate
Steve Stoute	Independent	Financially literate
Igor Galitsky	Not Independent (President)	Financially literate

Notes:

(1)	Terms have their respective meanings ascribed in NI 52-110.
(2)	Chair of the Audit Committee.

Relevant Education and Experience

The education and experience of each Audit Committee member that is relevant to the performance of his or her responsibilities as an audit committee member is as follows:

Carli Posner

Ms. Posner has served as an independent director on the Board since February 2018 and is the Co-CEO and Principal of Notable Life, a media company that reaches over 1.2 million high-earning millennials across Canada. Prior to Notable, she was the executive producer of the hit show, Hockey Wives, overseeing many departments including premium sponsors and media strategy. Ms. Posner has spent a significant portion of her career in Los Angeles, working in film finance and production. She is the leading talent packager in Canada and has worked with top stars including George Clooney, Coldplay, Drew Barrymore, Jamie Oliver and Wayne Gretzky, to name a few. During Ms. Posner’s career, she has generated over C$100 million dollars of sponsorships and endorsements in the Canadian marketplace with top brands including MasterCard®, Corvette®, Scotiabank®, BMW® and LG®.

Steve Stoute

Mr. Stoute will serve as an independent director on the Board and is the founder and Chief Executive Officer of Translation, a marketing agency. In 2017, Mr. Stoute joined United Masters, a data-driven digital distribution company helping music artist grow and manage their fan bases. In 2009 the American Advertising Federation inducted Mr. Stoute into the Advertising Hall of Achievement, and he was named “Executive of the Year” by Advertising Age in 2013.

Igor Galitsky

Mr. Galitsky has been President of Xanthic since December 2017 and was one of the first applicants to receive a license under the Marijuana Medical Access Regulations for both personal and designated production in Canada. Mr. Galitsky has developed and refined over the last seven years the production and extraction processes for cannabis. In addition, Mr. Galitsky has been consulting varies licensed producers in Canada on scaling and refining their extraction and secondary processes.

Audit Committee Oversight

At no time since the commencement of the Company’s financial year ended June 30, 2018 was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s financial year ended June 30, 2018 has the Company relied on the exemption provided under section 2.4 of NI 52-110 (De Minimis Non-Audit Services) or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

Pre-Approval Policies and Procedures

The Audit Committee has adopted specific policies and procedures for the engagement of non-audit services as described in the Audit Committee’s charter attached hereto as Schedule “A”.

External Auditor Service Fees (By Category)

The following table sets forth, by category, the fees for all services rendered by the Company’s current external auditor, MNP LLP, for the financial year ended June 30, 2018:

Fiscal Year Ended June 30, 2018 ($)
Audit Fees (1)	$37,450
Audit-related Fees(2)	$21,000
Tax Fees (3)	$Nil
All Other Fees (4)	$Nil

Notes:

(1)

“Audit fees” include fees rendered by the Company’s external auditor for professional services necessary to perform the annual audit and any quarterly reviews of the Company’s financial statements. This includes fees for the review of tax provisions and for accounting consultations on matters reflected in the financial statements.

(2)

“Audit-related fees” include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are not included in the “Audit Fees” category.

(3)	“Tax fees” include fees for professional services rendered by the Company’s external auditor for tax compliance, tax advice and tax planning.
(4)

“All other fees” include fees for products and services provided by the Company’s external auditor, other than services reported under the table headings “Audit Fees”, “Audit-Related Fees” or “Tax Fees”.

ADDITIONAL INFORMATION

Additional information relating to the Company is available through the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com. Financial information on the Company is provided in the comparative financial statements and management discussion and analysis of the Company for its most recently completed financial year which can also be accessed at www.sedar.com or which may be obtained upon request to the Company’s Corporate Secretary at 77 King Street West, Suite 2905, Toronto, ON M5K 1A2.

Additional financial information is provided in the Company’s financial statements and MD&A for its most recently completed financial year.

Additional information, including directors’ and officers’ remuneration, principal holders of the Company’s securities, and securities authorized for issuance under equity compensation plans, is contained in the Company’s information circular for its most recent annual general meeting of security holders that involved the election of directors.

SCHEDULE “A”

XANTHIC BIOPHARMA INC.

(the “Corporation”)

AUDIT COMMITTEE CHARTER

1.	PURPOSE

The audit committee (the “Committee”) assists the Board of Directors of the Corporation (the “Board”) in fulfilling its responsibilities. The Committee reviews the financial reporting process, the system of internal control and management of financial risks, the audit process, and the Corporation’s process for monitoring compliance with laws and regulations and its own code of business conduct as it relates to financial reporting and disclosure. In performing its duties, the Committee maintains effective working relationships with the Board, management, and the external auditors and monitors the independence of those auditors. The Committee is also responsible for reviewing the Corporation’s financial strategies, its financing plans and its use of the equity and debt markets.

Each Committee member has obtained an understanding of the responsibilities of committee membership as well as the Corporation’s business, operations, and risks.

2.	COMMITTEE MEMBERSHIP

The Committee shall consist of no fewer than three members, a majority of whom shall not be officers or employees of the Corporation or any of its affiliates and who shall meet the independence requirements of Canadian securities laws and any stock exchange on which the Common Shares of the Corporation are listed from time to time. The members and chair of the Committee (the “Chair”) shall be appointed and removed by the Board.

3.	COMMITTEE MEETINGS

The Committee shall meet quarterly each year. The Chairman will schedule regular meetings, and additional meetings may be held at the request of two or more members of the Committee, the CEO, or the Chairman of the Board. External auditors may convene a special meeting if they consider that it is necessary.

The Committee may invite such other persons (e.g. the CEO and/or CFO) to its meetings, as it deems appropriate. The external auditors should be present at each quarterly audit committee meeting and should be expected to comment on the financial statements in accordance with best practices.

The Committee shall keep adequate minutes of all its proceedings, and the Chair will report its actions to the next meeting of the Board. Committee members will be furnished with copies of the minutes of each Committee meeting and any action taken by unanimous consent.

4.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

In carrying out its responsibilities, the Committee will:

4.01 Gain an understanding of whether internal control recommendations made by external auditors have been implemented by management.

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4.02 Gain an understanding of the current areas of greatest financial risk and whether management is managing these effectively.

4.03 Review the Corporation’s strategic and financing plans to assist the Board’s understanding of the underlying financial risks and the financing alternatives.

4.04 Review management’s plans to access the equity and debt markets and to provide the Board with advice and commentary.

4.05 Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

4.06 Review any legal matters which could significantly impact the financial statements as reported on by the general counsel and meet with outside counsel whenever deemed appropriate.

4.07 Review the annual and quarterly financial statements including Management’s Discussion and Analysis and determine whether they are complete and consistent with the information known to committee members; determine that the auditors are satisfied that the financial statements have been prepared in accordance with International Financial Reporting Standards, stock exchange requirements and governmental regulations.

4.08 Pay particular attention to complex and/or unusual transactions such as those involving derivative instruments and consider the adequacy of disclosure thereof.

4.09 Focus on judgmental areas, for example those involving valuation of assets and liabilities and other commitments and contingencies.

4.10 Review audit issues related to the Corporation’s material associated and affiliated companies that may have a significant impact on the Corporation’s equity investment.

4.11 Meet with management and the external auditors to review the annual financial statements and the results of the audit.

4.12 Assess the fairness of the interim financial statements and disclosures, and obtain explanations from management on whether:

(a)	actual financial results for the interim period varied significantly from budgeted or projected results;

(b)	generally accepted accounting principles have been consistently applied;

(c)	there are any actual or proposed changes in accounting or financial reporting practices; and

(d)	there are any significant or unusual events or transactions which require disclosure and, if so, consider the adequacy of that disclosure.

4.13 Review the external auditors’ proposed audit scope and approach and ensure no unjustifiable restriction or limitations have been placed on the scope.

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4.14 Review the performance of the external auditors and approve in advance provision of services other than auditing.

4.15 Consider the independence of the external auditors, including reviewing the range of services provided in the context of all consulting services bought by the Corporation.

4.16 Make recommendations to the Board regarding the reappointment of the external auditors.

4.17 Meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.

4.18 Endeavour to cause the receipt and discussion on a timely basis of any significant findings and recommendations made by the external auditors.

4.19 Obtain regular updates from management and the Corporation’s legal counsel regarding compliance matters, as well as certificates from the CFO as to required statutory payments and bank covenant compliance and from senior operating personnel as to permit compliance.

4.20 Ensure that the Board is aware of matters which may significantly impact the financial condition or affairs of the business.

4.21 Perform other functions as requested by the full Board.

4.22 If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

4.23 Review and update the charter; receive approval of changes from the Board.

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